                               ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated as of the 4th day of December, 1997, is made and entered into among RECYCLING INDUSTRIES, INC. (the "Parent"), a Colorado corporation, RECYCLING INDUSTRIES OF ATLANTA, INC. ("RIA"), a Colorado corporation, with each such corporation having a business address at 384 Inverness Drive South, Suite 211, Englewood, Colorado 80122 (collectively, the "Buyer") on the one hand, and CENTRAL METALS COMPANY, INC., a Georgia corporation (the "Seller") having a business address at 950 Marietta Street, NW, Atlanta, Georgia 30318, on the other hand.

                                       RECITALS

     A. The Seller is engaged in the business (the "Business") of acquiring, processing and selling recyclable metals and other recyclable materials in the Atlanta, Georgia area.

     B. Each of Parent and RIA is a Colorado corporation. Parent, through its subsidiaries, engages in the recycling business in various locations throughout the United States. RIA is a newly-formed and wholly-owned subsidiary of Parent organized for the purpose of acquiring certain of the Seller's assets and conducting the Business following the consummation of the transactions contemplated by this Agreement.

     C. The Board of Directors of each of Parent and RIA has approved the purchase of assets from the Seller pursuant to this Agreement, and the Board of Directors of Seller and each of Alan Cohen, Mark Cohen and Martin Kogon (collectively, the "Shareholders" and individually a "Shareholder"), representing all of the shareholders of the Seller, has approved Seller's sale of certain of its assets to Buyer as contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

                                      Article I
                                     Definitions

     As used herein, the following terms will have the meanings ascribed thereto in this Article I:

     "ACCOUNTS RECEIVABLE" means all of Seller's accounts receivable immediately prior to Closing representing Obligations due Seller from any sale in the Ordinary Course of Business, including any amounts so due which may be evidenced by a promissory note or other instrument.

     "ACCOUNTS RECEIVABLE VALUE" has the meaning set forth in Section 3.1.1.

     "ACQUIRED ASSETS" has the meaning set forth in Section 2.1.

     "ADVERSE ITEMS" has the meaning set forth in Section 11.1.

     "AFFILIATE", with respect to any Person, shall mean, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, and (b) any other Person beneficially owning or holding 20% or more of any class of voting securities of such Person or any corporation, partnership, limited liability company or other Person of which such Person owns or holds, in the aggregate, 20% of more of any class of voting securities.

     "AGREEMENT" has the meaning set forth in the preamble above.

     "ASTM" means the American Society for Testing and Materials.

     "ASSUMED LIABILITIES" has the meaning set forth Section 2.2.3.

     "ASSUMED CONTRACTS" has the meaning set forth in Section 2.1.3.

     "AVERAGE PRICE" means the average closing price of Common Stock for the ten trading days prior to the date on which the value of Common Stock is to be determined for a purpose as provided hereunder.

     "AVERAGE CAPITAL GAIN RATE" means that percentage determined by dividing
(a) the amount of federal Income Taxes paid by the Shareholders with respect to Seller's sale of assets as contemplated by this Agreement, by (b) the total gain recognized by the Shareholders pursuant to such asset sale consistent with the allocation of the Purchase Price among the Acquired Assets in accordance with the Purchase Price Allocation.

     "AVON" shall mean the Real Property owned by Seller and located at 934 and 972 Avon Avenue, and that certain .248 acre tract adjoining the west side of the tract of land known as 972 Avon Avenue, and which is all of the land owned by Seller on Avon Avenue.

     "BAD DEBT RESERVE" has the meaning set forth in Section 3.1.1.

     "BILL OF SALE AND ASSIGNMENT" has the meaning set forth in Section 4.3.6.

     "BUSINESS" has the meaning set forth in Recital A.

     "BUYER" has the meaning set forth in the preamble above, provided that title to assets shall pass as between Parent and RIA as set forth in Section 2.1 below.

     "BUYER DISCLOSURE SCHEDULE" means that "Disclosure Schedule" prepared by Buyer as provided in Section 6.6.

     "BUYER'S KNOWLEDGE" means to the actual knowledge of Thomas J. Wiens, Michael McCloskey, Jerry Misukanis or Michael Stallings, each a senior executive of, or consultant to, Recycling Industries, Inc.

     "CASH CONSIDERATION" has the meaning set forth in Section 2.2.

     "CLOSING" or "CLOSING DATE" has the meaning set forth in Section 2.5.

     "COBRA" has the meaning set forth in Section 8.6.2.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMON STOCK" means the common stock of Buyer (of which there is a single class authorized and outstanding), $.001 par value.

     "CONFIDENTIAL INFORMATION" means any information pertaining to the business, operations, marketing, customers, financing, forecasts and plans concerning any of the Parties, including any Trade Secrets. Information shall be treated as Confidential Information whether such information has been marked "confidential" or in a similar manner.

     "CONSIDERATION" means, in the aggregate, the Cash Consideration, the Share Consideration and the Contingent Warrants as set forth in Section 2.1.

     "CONTINGENT WARRANTS" has the meaning set forth in Section 2.2.2.

     "CURRENT ASSET SCHEDULE" has the meaning set forth in Section 3.1.1.

     "CURRENT ASSET VALUE" has the meaning set forth in Section 3.1.1.

     "DEEDS" means Limited Warranty Deeds in a form approved by Buyer for transfer of the Real Property from Seller to RIA.

     "DIFFERENTIAL" has the meaning set forth in Section 3.1.2.

     "EMPLOYMENT AGREEMENT" has the meaning set forth in Section 4.4.1.

     "EMPLOYEE BENEFIT PLAN" means any: (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan; or (d) Employee Welfare Benefit Plan.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(1).

     "ENCUMBRANCE" means any right, title or interest in property other than the right, title and interest of the owner thereof who has possession and control over the property. The term "Encumbrance" includes Liens, contracts of sale, restrictions on use or transfer, consignments, powers of attorney or appointment, adverse claims and claims of infringement and defects in title, and, with respect to the Real Property, such other matters as may be referenced in Section 5.1.8(a) hereof.

     "ENVIRONMENTAL LAW OR LAWS" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection, as they may now exist, including all requirements pertaining to reporting, licensing, permitting, investigation, removal or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants or contaminants or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants or contaminants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substance Control Act ("TSCA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Air Act ("CAA") and the Clean Water Act ("CWA"), all as they may have been amended.

     "ENVIRONMENTAL PROBLEM" has the meaning set forth in Section 10.6.3.

     "ENVIRONMENTAL REPRESENTATIONS" means any and all representations and warranties of the Seller relating to Seller's compliance with Environmental Laws prior to the Closing.

     "ENVIRONMENTAL STUDIES" has the meaning set forth in Section 8.9.1.

     "EPA" means the United States Environmental Protection Agency.

     "EQUIPMENT LEASE" has the meaning set forth in Section 4.6.

     "EQUIPMENT LESSOR" shall mean Cohen/Kogon Equipment Leasing, LLC, a Georgia limited liability company.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGENT" has the meaning set forth in Section 8.9.8.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EXCLUDED CONTRACTS" has the meaning set forth in Section 2.1.3.

     "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.3.2.

     "EXCLUDED PERSONAL PROPERTY" has the meaning set forth in Section 2.1.2.

     "EXCLUDED ASSETS" has the meaning set forth in Section 2.3.1.

     "EXCLUDED REAL PROPERTY" has the meaning set forth in Section 2.3.1.

     "EXCLUDED REAL PROPERTY HOLDERS" shall mean Marietta Real Estate Properties, LLC, and Jefferson Real Estate Properties, LLC, each a Georgia limited liability company.

     "FMLA" has the meaning set forth in Section 8.6.2.

     "FMLA PERSON" has the meaning set forth in Section 8.6.2.

     "GAAP" means Generally Accepted Accounting Principles consistently applied, and as applied in the United States.

     "GOVERNMENTAL BODY" means any domestic or foreign national, state or municipal or other local government or multi-national body (including, but not limited to, the European Economic Community), any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     "HAZARDOUS MATERIALS" means any substance (a) which is defined as a "hazardous substance," "hazardous material," "hazardous waste", "pollutant" or "contaminant" under any Environmental Law, (b) which is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority under any Environmental Law, (c) poses or threatens to pose a hazard to the health of persons on or about any real property, and/or (d) which contains urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos containing materials, radon, petroleum, petroleum products, PCB's, pesticides, herbicides, sludge, slag, acids, metals, solvents, tailings or wastewaters.

     "INCOME TAXES" means (a) those Taxes imposed on Seller or the Shareholders by the Code with respect to income, and (b) those Taxes imposed on Seller or the Shareholders by any state, county, city or political subdivision thereof on the basis of income, or on the basis either of income or net worth, whichever yields the higher Tax under applicable law.

     "INCOME TAX LIABILITIES" means any amount due, including interest, penalties and additions to tax, for Income Taxes to the Internal Revenue Service or to any applicable state or local taxing authority.

     "INTELLECTUAL PROPERTY" means all: (a) foreign and domestic patents, patent applications, patents pending, patent disclosures, including all inventions disclosed therein, and improvements, reissues, substitutions, continuations, continuations-in-part, and divisionals relating to the same, and all rights under the Paris Convention for the Protection of Industrial Property;
(b) Trademarks, trademark applications, service marks, trade dress, logos, trade names and corporate names, together with that part of the good-will of the business associated with the use of and symbolized by each of the foregoing marks and names, all registrations and applications for registration thereof, specifically including the name "Central Metals Company" or any derivation thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) operating and application computer software, databases and documentation; (f) Trade Secrets and confidential business information including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information; (g) other proprietary rights; and (h) copies and tangible embodiments thereof (in whatever form or medium).

     "INVENTORY" means any and all of the Seller's Processed Inventory, Unprocessed Inventory and inventory-in-process. Inventory does not include any Supply Inventory.

     "INVENTORY DATE" has the meaning set forth in Section 3.3.

     "INVENTORY VALUE" has the meaning set forth in Section 3.3.

     "JAMS" has the meaning set forth in Section 12.9.6.

     "LEASE AND PURCHASE AND SALE AGREEMENT" has the meaning set forth in
Section 2.1.1.

     "LENDER" shall mean Buyer's Primary Lender or equity participant relating to the transactions contemplated by this Agreement.

     "LIEN" means a charge against or an interest in property to secure payment of a debt or performance of an Obligation, and includes a Security Interest, a judicial lien obtained by legal or equitable process or litigation, a common law lien, a statutory lien or any other right of any Person in property granting the Person an interest of any nature in property to secure the payment of a debt or performance of an Obligation (including any creditor right existing or continuing by reason of the failure of the Parties to comply with any applicable bulk sales law).

     "MARIETTA" shall mean the Real Property owned by Seller and located on Marietta Street, other than the Excluded Real Property.

     "MAXIMUM CAPITAL GAIN RATE" shall be 24.5%.

     "MAXIMUM RATE" shall be 44.5%.

     "MOST RECENT SELLER FISCAL MONTH END" has the meaning set forth in Section 5.2.1(b).

     "NON-COMPETITION COVENANT" has the meaning set forth in Section 8.5.1.

     "OBLIGATION" means any obligation that a specified Person has to pay money, transfer any asset or property, render services or perform or refrain from any act, whether it was created by law, order of any court, administrative agency, arbitrator or private tribunal, or by contract and whether or not it is legal or equitable, reduced to judgment, liquidated or unliquidated, contingent or fixed, matured or unmatured, disputed or undisputed, known or unknown, secured or unsecured. The term "Obligation" does not include the general obligation that Persons have to obey the laws of any Governmental Body having jurisdiction over them, but it does include damages, fines and penalties arising out of violations of such laws and obligations to pay Taxes, including interest, penalties and additions to tax thereon.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of Seller's business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARKING SERVICES AGREEMENT" has the meaning set forth in Section 4.3.3.

     "PARTY" means Parent, RIA and Seller and each of the Shareholders to the extent provided for herein.

     "PERMITTED LIENS" means only those Liens or Encumbrances described in
Section 5.1.8(a) which appear on a preliminary title report which Buyer accepts, or any Lien or Encumbrance attributable to the Assumed Liabilities.

     "PERSON" means any individual, corporation, partnership, joint venture, trust, associated, unincorporated organization, other entity or Governmental Body.

     "POST-CLOSING ADJUSTMENTS" has the meaning set forth in Section 3.2

     "PRE-CLOSING QUALIFIED BENEFICIARIES" has the meaning set forth in Section 8.6.2.

     "PRIME RATE" means at any date the "prime rate" as stated in the "money rates" section of the WALL STREET JOURNAL.

     "PROCESSED INVENTORY" means all ferrous and non-ferrous Inventory that has been processed by Seller and is ready for shipment to the Seller's customers.

     "PURCHASE PRICE" has the meaning set forth in Section 2.1.

     "PURCHASE PRICE ALLOCATION" has the meaning set forth in Section 8.10.

     "REAL PROPERTY" means the real property and improvements located at those locations which are more particularly described in Exhibit 2.1.1.

     "REAL PROPERTY ESCROW AGREEMENT" has the meaning set forth in Section
8.7.2.

     "REAL PROPERTY HOLD-BACK AMOUNT" has the meaning set forth in Section
2.1.1.

     "REAL PROPERTY CLOSING DATE" has the meaning set forth in Section 8.7.2.

     "RECIPROCAL" means that percentage determined by subtracting the Maximum Capital Gain Rate from One, the Reciprocal being 80%.

     "REMEDIATION ESCROW" has the meaning set forth in Section 8.9.8.

     "REMEDIATION ESCROW AGREEMENT" has the meaning set forth in Section 8.9.8.

     "RESIDUAL REAL PROPERTY OPTION AGREEMENT" has the meaning set forth in
Section 4.5.

     "RESTRICTED AREA" has the meaning set forth in Section 8.5.2(a).

     "RESTRICTED BUSINESS" has the meaning set forth in Section 8.5.2(b).

     "RESTRICTED PERIOD" has the meaning set forth in Section 8.5.2(c).

     "REVIEW PERIOD" has the meaning set forth in Section 11.1.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES FILINGS" means all filings made by Buyer as required by the Exchange Act or the Securities Act.

     "SECURITY INTEREST" means any mortgage, pledge, security interest, encumbrance, charge, claim, or other lien, other than: (a) mechanic's, materialmen's and similar liens; (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings; (c) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (d) liens arising in connection with sales of foreign receivables; (e) liens on goods in transit incurred pursuant to documentary letters of credit; (f) purchase money liens and liens securing rental payments under capital lease arrangements; and
(g) other liens arising in the Ordinary Course of Business or by operation of law and not incurred in connection with the borrowing of money.

     "SELLER DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.1.

     "SELLER FINANCIAL STATEMENTS" has the meaning set forth in Section 5.2.1.

     "SELLER'S EMPLOYEES" has the meaning set forth in Section 8.6.1.

     "SELLER'S HEALTH PLAN" has the meaning set forth in Section 8.6.2.

     "SELLER'S KNOWLEDGE" means to the actual knowledge of each or any of the Shareholders or to the actual knowledge of each or any of Richard Commerford, Randy Goodman or Fred Hayes, each of which is a managerial employee of Seller.

     "SHAREHOLDERS" has the meaning set forth in Recital C.

     "SHARE CONSIDERATION" has the meaning set forth in Section 2.2.

     "SHARE PRICE GUARANTY AGREEMENT" has the meaning set forth in Section 2.2.1(c).


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

     "SUPPLY INVENTORY" means all of the parts, equipment, fuel, lubricants, office supplies or other items consumed by or used in the operations of Seller or the repair and maintenance of the Seller's vehicles, machinery and equipment.

     "SUPPLY AGREEMENT" has the meaning set forth in Section 4.4.2.

     "SURVEY" has the meaning set forth in Section 8.8.

     "TAX OR TAXES" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated, net worth, or other tax, including any interest, penalty or addition thereto, whether disputed or not.

     "TITLE COMMITMENT" has the meaning set forth in Section 8.7.

     "TITLE COMPANY" means Southeastern Land Title Co., Inc.

     "TITLE POLICY" has the meaning set forth in Section 8.7.

     "TRADE SECRET" means information not generally known about a Party's business which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality and from which such Party derives economic value from the fact that the information is not generally known to other Persons. Trade Secrets include, but are not limited to, technical or non-technical data, compilations, programs and methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual customers and potential customers, customer route books, cards or lists containing the names, addresses, buying habits and business locations of past, present and prospective customers of such Party, sales reports, service reports, price lists, product formulae, computer programs and source codes, merchandising practices, and methods and procedures relating to products manufactured or sold by such Party.

     "UNPROCESSED INVENTORY" means all scrap ferrous metal comprised of obsolete, discarded or abandoned machinery, appliances, equipment, automobiles or other by-products to be processed by Seller for resale and all scrap non-ferrous metal comprised of non-magnetic alloys of copper, brass, aluminum and other related metals to be processed by Seller for resale. Unprocessed Inventory does not include any ferrous or non-ferrous materials contained in the residual materials resulting from Seller's operations or contained within dirt or other non-processable medium within the Real Property of Seller.

     "WASTE RESIDUE" has the meaning set forth in Section 7.2.

                                      Article II
                           Purchase and Sale of the Assets

     Section 2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions hereof, Buyer shall purchase from the Seller at the Closing, and Seller shall sell to the Buyer at the Closing as provided below, all of the "Acquired Assets" for the "Purchase Price." The "Purchase Price" shall consist of the sum of the Cash Consideration, plus the Share Consideration, plus the three Contingent Warrants, as set forth in Section 2.2, plus the Assumed Liabilities as set forth in Section 2.2.3. Seller shall convey fee simple title to the Real Property to Buyer by way of a Limited Warranty Deed in a form reasonably acceptable to Buyer and Buyer's counsel, which conveyance shall be free and clear of all Liens and Encumbrances except for Permitted Liens. Seller shall convey good and marketable title to all tangible and intangible personal property by way of a Bill of Sale and Assignment substantially in the form set forth in Exhibit 4.3.6, which conveyance shall be free and clear of all Liens and Encumbrances, except, as applicable, the Permitted Liens. The "Acquired Assets" shall consist of:

             2.1.1 REAL PROPERTY. The real property (the "Real Property") described in Exhibit 2.1.1; provided, however, that until the Title Policy (as provided in Section 8.7) and the Survey (as provided in Section 8.8) are ready to be delivered to Buyer, (a) RIA shall lease the Real Property from Seller under that certain agreement (the "Lease and Purchase and Sale Agreement") substantially in the form set forth in Exhibit 2.1.1A for the sum of $1 per year, and (b) Buyer shall withhold that amount of the Cash Consideration equal to $1,500,000 (the "Real Property Hold-Back Amount") and not deliver such amount at the Closing but deliver such amount into escrow to be held and delivered under the provisions of the Real Property Escrow Agreement. Section 8.7.2 provides for the terms and conditions and time of transfer of the Real Property, the delivery of the Deeds and other documents or instruments relating to the Real Property and the delivery to Seller of the Real Property Hold-Back Amount (or portion thereof to which Seller is entitled under this Agreement) under the Real Property Escrow Agreement;

             2.1.2 PERSONAL PROPERTY. All tangible and intangible personal property owned, leased or licensed by Seller at the time of Closing (including, without limitation, contractual rights and undertakings of third parties), except for those assets consisting of personal property (the "Excluded Personal Property") as set forth on Exhibit 2.1.2 attached. Seller and Buyer shall mutually execute and deliver the Bill of Sale and Assignment evidencing the sale and conveyance of Seller's personal property (other than the Excluded Personal Property) to Buyer; and

             2.1.3 ASSUMED CONTRACTS. The benefit of those contracts (the "Assumed Contracts"), including all necessary consents to the assignment of the Assumed Contracts as obtained by Buyer, to which Seller is a party and which are
(a) listed on Schedule 5.1.11 and/or (b) which are not required to be listed on
Schedule 5.1.11 but which otherwise arise from purchase and sale transactions in the Ordinary Course of Business; provided, however, that Buyer shall not assume and is not assuming any contract (the "Excluded Contracts") listed on Exhibit
2.1.3 attached hereto even though such contracts are listed on Schedule 5.1.11.

In consideration of the delivery by Parent of the Share Consideration and the Contingent Warrants, the Seller shall deliver to Parent, at Parent's direction, a portion of the Acquired Assets in the nature of good will (and, as necessary, Intellectual Property) up to a value equal to the value of the Share Consideration and the Contingent Warrants, which good will or other Intellectual Property Parent shall promptly assign to RIA. The balance of the Acquired Assets shall be acquired directly by, and transferred by Seller directly to, RIA.

     Section 2.2 CONSIDERATION. In consideration of the purchase of the Acquired Assets from Seller, Buyer shall deliver to the Seller the following:
(a) Twenty Million Dollars ($20,000,000) by wire transfer or other immediately available funds (the "Cash Consideration"), adjusted as provided in Article III below; (b) 800,000 shares of Common Stock, subject to adjustment as provided in
Section 2.2.1(b) and Section 2.2.1(c) (the "Share Consideration"); and (c) three "Contingent Warrants" in the form set forth in Exhibit 2.2.2 permitting the purchase by the Seller (or its assignees), under certain conditions, of a total of 200,000 shares of Common Stock at a price of $15.00 a share, as such price may be adjusted as set forth in the Contingent Warrants; and Buyer shall further
assume the Assumed Liabilities.   Buyer consents to Seller's assignment and
transfer of one-third of the Share Consideration (except for the shares of Common Stock being placed in the Remediation Escrow) and a Contingent Warrant to each of the Shareholders following the Closing pursuant to a plan of liquidation adopted or to be adopted by Seller, provided, however, that each of the Shareholders shall (x) make the representations regarding investment intent and related matters with respect to the Common Stock and the Contingent Warrants to be received by such Shareholders as provided herein, and (y) agree in writing to be bound by the terms of the respective Contingent Warrant.

             2.2.1  SHARE CONSIDERATION.

                    (a) The Share Consideration shall initially consist of 800,000 shares (subject to adjustment as provided in Section 2.2.1(b) and Section 2.2.1(c)) of Common Stock; [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT]

                    (b) If the Average Price at the Closing Date is greater than $12.50 a share, then the Share Consideration shall not be 800,000 shares, but shall be that number of shares of Common Stock determined by dividing $10,000,000 by such Average Price, [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT]

                    (c) Buyer shall guaranty the aggregate market value of all Common Stock issued as Share Consideration to be $10,000,000 on the second anniversary date of the Closing (regardless of whether 800,000 shares of Common Stock are issued or the number of shares issued as Share Consideration is determined under Section 2.2.1(b)) pursuant to the provisions of that certain Share Price Guaranty Agreement ("Share Price Guaranty Agreement") in the form attached as Exhibit 2.2.1(c) which the Parties shall execute and deliver at the Closing.

                    (d) In the event of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares with respect to, or rights issued in respect of, the outstanding Common Stock after the date hereof but prior to the Closing, the number of shares of Common Stock to be issued under this Section 2.2.1 shall be adjusted accordingly, as is appropriate to reflect the intent of this Agreement.

             2.2.2 CONTINGENT WARRANTS. Buyer and Seller shall execute and mutually deliver at the Closing the Contingent Warrants (the "Contingent Warrants") in the form attached as Exhibit 2.2.2 pursuant to which Seller shall be entitled to acquire additional shares of Common Stock if one of the four contingencies set forth therein is met.

             2.2.3 ASSUMED LIABILITIES. Buyer shall assume only those Obligations (the "Assumed Liabilities") (a) represented by the accounts payable as set forth in Exhibit 2.2.3 attached, which accounts payable shall in all events not exceed $300,000, (b) Obligations arising under the Assumed Contracts which accrue or relate to periods, circumstances and events on and after the Closing Date, the incurrence or existence of which do not breach any representation or warranty of Seller or any of the Shareholders contained herein or in any document delivered pursuant to this Agreement, (c) Obligations arising in connection with the operation of the Business previously conducted by Seller in the Ordinary Course of Business accruing and relating to periods, circumstances and events on and after the Closing Date, the incurrence or existence of which do not breach any representation or warranty of Seller or any of the Shareholders contained herein or in any document delivered pursuant to this Agreement, (d) Obligations under Seller's Health Plan as set forth in
Section 8.6 and (e) Permitted Liens. The Bill of Sale and Assignment shall provide for Buyer's assumption of the Assumed Liabilities.

     Section 2.3    EXCLUDED ASSETS AND EXCLUDED LIABILITIES.

             2.3.1 EXCLUDED ASSETS. The excluded assets (the "Excluded Assets") are all assets of Seller other than the Acquired Assets. The Excluded Assets are comprised of the Excluded Personal Property as set forth on Exhibit 2.1.2, the Excluded Contracts as set forth on Exhibit 2.1.3 and those parcels of real property (the "Excluded Real Property") as set forth on Exhibit 2.3.1.

             2.3.2 EXCLUDED LIABILITIES. Other than the Assumed Liabilities as set forth in Section 2.2.3, Seller shall retain all, and Buyer shall not assume any, liabilities and Obligations of Seller of any nature, whether known, or unknown, fixed or contingent or choate or inchoate, and whether arising out of any state of facts, occurrences or circumstances prior to, at or after the Closing Date (the "Excluded Liabilities"). Excluded Liabilities shall include, but are not limited to, any liability or Obligation of any nature arising under any capital lease, operating lease, license Obligations, any oral or written employment, consulting or similar agreement or arrangement for services or other contractual Obligation which does not arise under or pursuant to an Assumed Contract. Buyer is further not continuing or assuming any Employee Benefit Plan of Seller other than Seller's Health Plan and Excluded Liabilities include, without limitation, any liabilities or Obligations arising out of or with respect to any Employee Benefit Plan of Seller (other than liabilities or Obligations arising out of or with respect to Seller's Health Plan, which Buyer is assuming).

     Section 2.4 ASSISTANCE IN CONSUMMATION OF THE PURCHASE AND SALE. Each of Buyer, the Shareholders and Seller shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale as soon as practicable in accordance with the terms and conditions of this Agreement.

     Section 2.5 CLOSING. The closing (the "Closing") of the transaction contemplated by this Agreement shall take place at the offices of Arnall, Golden and Gregory, LLP at 10:00 A.M. local time on the day which is not more than one business day after the day on which the last of all conditions set forth in this Agreement have been fulfilled, or at such other time and place as Buyer and the Shareholders shall agree in writing (the "Closing Date").

                                     Article III
                             Adjustments to Consideration

     Section 3.1 ADJUSTMENTS TO CASH CONSIDERATION AT CLOSING. The Consideration to be paid at Closing as set forth in Section 2.2 shall be adjusted as follows:

             3.1.1 DETERMINATION OF VALUE OF CURRENT ASSETS. The Buyer and Seller shall mutually prepare effective as of the close of business on November 22, 1997, a Schedule (the "Current Asset Schedule") which sets forth an amount equal to the sum (the "Current Asset Value") of (a) the Inventory Value (such value to be determined as provided in Section 3.3 and set forth on Exhibit 3.3 attached) and (b) the "Accounts Receivable Value," which amount shall be the face amount of Seller's accounts receivable as of the close of business on November 22, 1997, reduced by an applicable reserve for bad debts (the "Bad Debt Reserve"), which Bad Debt Reserve shall be determined in accordance with GAAP.
A compilation of information and entries (including, without limitation, trial balances and accrual work papers or similar items), used in the preparation of the Current Asset Schedule and the book values and other values recorded thereon shall be made available to Buyer, as Buyer reasonably requests. The Current Asset Schedule shall be attached as Exhibit 3.1.1.

             3.1.2 REDUCTIONS IN CASH CONSIDERATION AT CLOSING, IF ANY. The Consideration shall be adjusted at Closing by reducing the Cash Consideration by the sum of (a) the amount by which $5,700,000 exceeds the Current Asset Value, plus (b) the accounts payable which are part of the Assumed Liabilities as set forth on Exhibit 2.2.3. If the Current Asset Value exceeds $5,700,00 but the excess of the Current Asset Value over $5,700,000 (the "Differential") is less than the Assumed Liabilities referenced in subclause (b) immediately above, then the Cash Consideration at Closing shall be reduced by the amount determined by subtracting the Differential from such Assumed Liabilities. An example of these calculations is set forth in Exhibit 3.1.2.

             3.1.3 INCREASE OF CASH CONSIDERATION AT CLOSING, IF ANY. If the Current Asset Value at Closing exceeds $5,700,000 by an amount greater than the accounts payable which are part of the Assumed Liabilities as set forth on
Exhibit 2.2.3, then the Consideration at Closing shall be increased by an amount equal to (I) the excess of the Current Asset Value over $5,700,000, reduced by
(II) such Assumed Liabilities.  An example of these calculations is set forth in
Exhibit 3.1.3.

     Section 3.2 POST-CLOSING ADJUSTMENTS TO CONSIDERATION. The Consideration delivered at Closing, as adjusted pursuant to Section 3.1, shall be further adjusted after the Closing by those payments provided for in this
Section 3.2 (the "Post-Closing Adjustments"):

             3.2.1 EXCESS COLLECTIONS OF ACCOUNTS RECEIVABLE. If within 60 days of Closing Buyer collects from the Accounts Receivable which Seller assigns to Buyer pursuant to this

Agreement an amount which exceeds the Accounts Receivable Value as set forth on the Current Asset Schedule, then Buyer shall promptly pay to Seller the excess of the amounts so collected over the Accounts Receivable Value (including, without limitations, proceeds of such excess collections of Accounts Receivables as collected after such 60 day period). The provisions of this Section 3.2.1 shall not be subject to the basket and cap amounts provided in Section 10.5.

             3.2.2 DEFICIENT COLLECTIONS. If within 60 days of Closing Buyer has not collected from the Accounts Receivable which Seller assigns to Buyer pursuant to this Agreement an amount which equals or exceeds the Accounts Receivable Value as set forth on the Current Asset Schedule, then Seller shall promptly pay to Buyer an amount equal to the difference between such Accounts Receivable Value and the amounts so collected. Upon Buyer's receipt of Seller's payment, Buyer shall assign to Seller all of its right, title and interest in and to all remaining uncollected accounts receivable which Seller assigned to Buyer at the Closing. The provisions of this Section 3.2.2 shall not be subject to the basket and cap amounts provided in Section 10.3.1.

     Section 3.3 VALUATION OF INVENTORY. For purposes of the adjustments to the consideration provided for in this Article III, Inventory shall be valued (the "Inventory Value") as follows effective as of the close of business on November 22, 1997: (a) Processed Inventory shall be valued by grade at the market value of such inventory as of the Closing Date less $9.35 per ton for ferrous materials, and $.016 per pound for non-ferrous materials; and (b) the value of the Unprocessed Inventory shall be agreed upon by the parties as of the close of business November 22, 1997, based upon a physical inventory taken as of such date (the "Inventory Date") and the weighted average purchase price for the Unprocessed Inventory for the ten business day period immediately preceding the Inventory Date. The value so determined shall be set forth on Exhibit 3.3 hereto. Not later than 60 days following the Closing, the Inventory Value shall be (i) increased by any purchases of inventory after the Inventory Date but on or before the Closing Date; and (ii) decreased by any sales of inventory after the Inventory Date but on or before the Closing Date, and the net difference between the Inventory Value as determined as of the Inventory Date, and the Inventory Value after taking into account the adjustments set forth above, shall be promptly paid from Buyer to Seller, if such amount is positive, and shall be
promptly paid from Seller to Buyer, if such amount is negative.   Such purchases
and sales of inventory shall be valued in the fashion as set forth in this
Section 3.3.

                                      Article IV
                                Deliveries at Closing

     Section 4.1 SELLER DELIVERIES TO BUYER. At the Closing Seller shall deliver the following to Buyer:

             4.1.1 DISCLOSURE SCHEDULE. The Updated Disclosure Schedule and related certificate as required by Section 9.1.2;

             4.1.2 CERTIFICATE CONCERNING REPRESENTATIONS. The Certificate concerning representations as required by Section 9.1.1;

             4.1.3 CERTIFICATE CONCERNING COVENANTS. The Certificate concerning covenants as required by Section 9.1.3;

             4.1.4 OPINION. The Opinion of Counsel for Seller and the Shareholders as set forth in Section 9.1.7;

             4.1.5 CORPORATE DOCUMENTS. The corporate documents for Seller as required in the Disclosure Schedule; and

             4.1.6 FIRPTA CERTIFICATE. The Certificate required under Section 897 of the Code certifying that Seller is not a foreign person.

     Section 4.2 BUYER DELIVERIES. At the Closing, Parent and RIA shall deliver the following to Seller:

             4.2.1 CASH CONSIDERATION. RIA shall deliver the Cash Consideration, adjusted as provided in Section 3.1.2 or Section 3.1.3, as the case may be;

             4.2.2 SHARE CONSIDERATION. Parent shall deliver the stock certificates representing the shares of Common Stock comprising the Share Consideration as set forth in Section 2.2.1(a), or, if applicable, Section 2.2.1(b);

             4.2.3 RESOLUTIONS. The Resolutions of Buyer approving and ratifying this transaction as set forth in Section 9.2.5; and

             4.2.4  OPINION.  The Opinion of Counsel for Buyer as set forth in
Section 9.2.4.

     Section 4.3 MUTUAL DELIVERIES OF PARENT AND/OR RIA AND SELLER. At the Closing Parent and/or RIA, as the case may be, and Seller shall mutually execute and deliver the following:

             4.3.1 CONTINGENT WARRANTS. The Contingent Warrants in the form set forth in Exhibit 2.2.2;

             4.3.2 SHARE PRICE GUARANTY AGREEMENT. The Share Price Guaranty Agreement in the form set forth in Exhibit 2.2.1(c);

             4.3.3 PARKING SERVICES AGREEMENT. The Parking Services Agreement in the form set forth in Exhibit 4.3.3;

             4.3.4 LEASE AND PURCHASE AND SALE AGREEMENT. The Lease and Purchase and Sale Agreement in the form set forth in Exhibit 2.1.1A;

             4.3.5 REMEDIATION ESCROW AGREEMENT. The Remediation Escrow Agreement in the form set forth in Exhibit 8.9.8; and

             4.3.6 BILL OF SALE AND ASSIGNMENT. The Bill of Sale and Assignment substantially in the form of Exhibit 4.3.6.

     Section 4.4 MUTUAL DELIVERIES OF RIA AND SHAREHOLDERS. At the Closing RIA and the Shareholders shall mutually execute and deliver the following:

             4.4.1 EMPLOYMENT AGREEMENTS. Employment agreements (the "Employment Agreements" or, in the singular, the "Employment Agreement") for each Shareholder in the form set forth in Exhibit 4.4.1; and

             4.4.2 SUPPLY AGREEMENT. The Supply Agreement between RIA, the Shareholders and Pull-A-Part, Inc. in the form set forth in Exhibit 4.4.2.

     Section 4.5 MUTUAL DELIVERIES OF THE EXCLUDED REAL PROPERTY HOLDERS AND RIA. At the Closing, each of the Excluded Real Property Holders and RIA shall mutually execute and deliver a "Residual Real Property Option Agreement" in the form set forth in Exhibit 4.5.

     Section 4.6 MUTUAL DELIVERIES OF THE EQUIPMENT LESSOR AND RIA. At the Closing, the Equipment Lessor and RIA shall mutually execute and deliver the "Equipment Lease" in the form set forth in Exhibit 4.6.

     Section 4.7    DELIVERIES INTO ESCROW.

             4.7.1 SELLER DELIVERIES TO TITLE COMPANY. Seller shall deliver the Deeds to the Title Company to be held in escrow pursuant to the terms of the Real Property Escrow Agreement;

             4.7.2 BUYER DELIVERIES TO TITLE COMPANY. Buyer shall deliver to the Title Company the Real Property Hold-Back Amount, which amount the Title Company shall place in an interest bearing account acceptable to Seller to be held in escrow pursuant to the terms of the Real Property Escrow Agreement; and
Section 8.7.2; and

             4.7.3 BUYER DELIVERIES TO REMEDIATION ESCROW. [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT] to the Escrow Agent subject to the terms of the Remediation Escrow as provided in Section 8.9.8.

                                      Article V
                              Representations of Seller

     Section 5.1 REPRESENTATIONS OF SELLER - IN GENERAL. Seller represents to Buyer that the statements contained in this Section 5.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 5.1). Attached to this Agreement as Exhibit V shall be "Seller's Disclosure Schedule" which shall set forth those items as described below in this Article V. Matters pertaining to Hazardous Materials and compliance of the Real Property with the Environmental Laws are dealt with exclusively in Section 5.1.19 and Section 8.9 and are excluded from any Section of this Article V other than Section 5.1.19.

             5.1.1 AUTHORIZATION OF TRANSACTIONS. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to execute, deliver and perform all agreements which Seller is to execute and deliver at Closing as set forth in Section 4.3 and to perform all of its Obligations hereunder and under any agreement executed and delivered in connection with this Agreement. This Agreement, and all agreements to which Seller is a party referred to in this Agreement, constitute the valid and legally binding Obligation of Seller, enforceable in accordance with its terms and conditions. Each Affiliate of Seller which is executing and delivering any agreement or other instrument pursuant to this Agreement has full power and authority (including full corporate or limited liability company power and authority, as the case may be) to execute and deliver such collateral agreements, contracts and instruments and to perform all of the Obligations of any such Affiliate under any such agreement or instrument executed and delivered in connection with this Agreement. All agreements which are executed and delivered in connection with this Agreement by any such Affiliate of Seller constitute the valid and legally binding Obligations of any such Affiliate, enforceable in accordance with its terms and conditions.

             5.1.2  [ INTENTIONALLY DELETED ].

             5.1.3  [ INTENTIONALLY DELETED ].

             5.1.4 BROKERS' FEES. Seller has no liability or Obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or Buyer could become liable or obligated.

             5.1.5 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the lack of such qualification would not have a material adverse effect on the financial condition of Seller. Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

             5.1.6 NONCONTRAVENTION. Except as set forth in the Seller's Disclosure Schedule, neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, by Seller will:

                    (a) Violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which Seller is subject or any provision of the charter or bylaws of Seller which, if violated, either singly or collectively would have a material adverse effect on the financial condition of Seller; or

                    (b) To Seller's Knowledge, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.
To Seller's Knowledge, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

             5.1.7 TITLE TO ASSETS. Seller has good and marketable title to, or a valid leasehold interest or license interest in, and is conveying and assigning good and marketable title to, or a valid leasehold interest or license interest in, all of the Acquired Assets pursuant to the Deeds and Bill of Sale and Assignment free and clear of any Lien or Encumbrance or any other restriction or limitation other than Permitted Liens. Except as set forth in
Section 5.1.7 of the Disclosure Schedule, there are no contracts, agreements or arrangements to which any of the Acquired Assets are subject or to which they are bound which, either singly or taken collectively, will have a material adverse impact on (a) Buyer or the conduct of the Business in the Ordinary Course of Business after the Closing, or (b) Buyer's title to or its interest as the lessee or licensee in the assets owned, leased or licensed which are conveyed to Buyer by Seller pursuant to this Agreement.

             5.1.8 REAL PROPERTY. Exhibit 2.1.1 lists the Real Property. With respect to the Real Property:

                    (a) Seller has good and marketable fee title to the Real Property, free and clear of all Liens and Encumbrances or other restriction, except for: (I) installments of general property taxes and special assessments not yet delinquent and other statutory liens (if any); (II) recorded easements (including utility easements), covenants, zoning restrictions and other restrictions of record; and (III) any matters shown on the Survey to be delivered in accordance with this Agreement;

                    (b) The Real Property has access to public roads and is supplied with utilities and other services necessary and adequate for the conduct of Seller's business as now conducted or as presently proposed to be conducted, including electricity, potable water, telephone, and sewage; and the parcels of Real Property located on the west side of Marietta Street, and at Avon Avenue, have direct access to an operational railroad spur and to Seller's Knowledge, there is no upcoming change with respect to such matters;

                    (c) To Seller's Knowledge, Seller is not in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any of the Real Property, and neither any Shareholder nor Seller has received any notice of any such violation or the existence of any condemnation proceeding with respect to any of the Real Property;

                    (d) There are no leases, subleases, licenses, contracts, rights of first approval, concessions or other agreements granting to any Person or Persons the right of use, occupancy, or possession of any of the Real Property;

                    (e) There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein;

                    (f) To the Seller's Knowledge there are no improvements made or contemplated to be made by any public or private authority, the costs of which are to be assessed as special taxes or assessments against any of the Real Property and there are no present assessments; and

                    (g) No Lien, Encumbrance or other restriction which is not disclosed in the preliminary title report delivered by the Title Company but which is by the Survey upon its completion shall have a material adverse impact on the Buyer's conduct of the Business in the Ordinary Course of Business after the Closing, and to Seller's Knowledge there are no Liens or Encumbrances with respect to the Real Property except as disclosed in the Preliminary Title Report or as set forth in Section 5.1.8(a)(I) or (II).

             5.1.9 BUILDINGS, MACHINERY AND EQUIPMENT. Section 5.1.9 of the Disclosure Schedule lists all of the material buildings, machinery and equipment owned or leased by Seller which are necessary to Seller's conduct of its Business in the Ordinary Course of Business. Seller's ownership of all other machinery and equipment which it owns but is not listed in Section 5.1.9 of the Disclosure Schedule has been reflected in the books and records of Seller in accordance with Seller's past practices consistently applied. Except as set forth in Section 5.1.9 of the Disclosure Schedule, with respect to all items of buildings, machinery and equipment owned or leased by Seller:

                    (a) All of the buildings, machinery and equipment and other tangible assets owned and leased and used in Seller's Business (I) are in good working order and condition (with respect to machinery, equipment and other tangible assets), ordinary wear and tear excepted; (II) are being used for their intended purpose and, to Seller's Knowledge, within their designed capacity; and
(III) to the Seller's Knowledge there are no material defects in such assets or other conditions, including any delayed maintenance, which adversely effects the operation or value of such equipment; and

                    (b) The leases for the machinery, equipment and other tangible assets, if any, are in full force and effect and Seller holds a valid and existing leasehold interest under each of the leases. Seller has delivered to Buyer complete and accurate copies of each of the leases described under this Section, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Buyer. Seller is not in default, and no circumstances exist which, if unremedied, would either with or without notice or the passage of time or both, result in such default under any of such leases, nor, to the Seller's Knowledge, is any other party to any of such leases in default.

             5.1.10 INTELLECTUAL PROPERTY.  Except as set forth on Section
5.1.10 of the Disclosure Schedule, all of the Intellectual Property is assignable, and to the Seller's Knowledge, Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of its Businesses as presently conducted and Seller has not granted any license or sublicense under or with respect to any Intellectual Property.

             5.1.11 CONTRACTS. Section 5.1.11 of the Disclosure Schedule is comprised of a complete and accurate list in all material respects of all written or oral contracts, understandings, agreements and other arrangements (except for those oral arrangements arising in the Ordinary Course of Business) executed by an officer or duly authorized employee of Seller or to which Seller is a party either:

                    (a) Involving more than $25,000, exclusive of normal and ordinary purchase orders or sale agreements;

                    (b) In the nature of a collective bargaining agreement, employment agreement, or severance agreement with any of its directors, officers and employees; or

                    (c) Involving more than $5,000 and with respect to which Seller or any of the Shareholders has received notice that there is a dispute or complaint regarding any amount due or owing under any such Agreement. The Shareholders have delivered or made available to Buyer a copy of each contract, agreement, and other written arrangement listed in Section 5.1.11 of the Disclosure Schedule and a brief description of each oral agreement listed thereon. Except as disclosed in Section 5.1.11 of the Disclosure Schedule, there are no disputes or complaints with respect to, nor has any Shareholder or Seller received any notices (whether oral or in writing) that any other party to such agreements is terminating, intends to terminate or is considering terminating, any of the contracts, agreements or understandings listed or required to be listed in Section 5.1.11 of the Disclosure Schedule.

             5.1.12 INVENTORY. The Inventory and Supply Inventory which Seller is selling to Buyer consists of Processed and Unprocessed Inventory, manufactured and purchased parts and supplies, substantially all of which is merchantable and fit for the purpose for which it was procured or manufactured, subject to only the reserve for inventory writedown set forth in the Seller Financial Statements, as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of Seller. The piles of Unprocessed and Processed Inventory observed and measured on the Inventory Date are primarily located on level ground and are comprised substantially, throughout the pile, of the quality and grade of material visible on the outer surface of the pile.

             5.1.13 ACCOUNTS RECEIVABLE. The Accounts Receivable have arisen in the Ordinary Course of Business and represent valid Obligations due to Seller. To the Seller's Knowledge, the Accounts Receivable (net of any Bad Debt Reserve) are collectible in accordance with their terms, in the Ordinary Course of Business and in the aggregate recorded amounts thereof. To the Seller's Knowledge, such Accounts Receivable are not subject to any material set-offs or material counterclaims.

             5.1.14 LITIGATION. To the Seller's Knowledge, Section 5.1.14 of the Disclosure Schedule sets forth each instance in which any of the Acquired
Assets:

                    (a) is subject to any unsatisfied judgment, order, decree, stipulation, injunction of any court or Governmental Body; or

                    (b) is the subject of any charge, complaint, action, suit, proceeding or hearing of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction.

             5.1.15 INSURANCE. Section 5.1.15 of the Disclosure Schedule is comprised of a complete description or copies of all policies of insurance of any kind or nature, including, but not limited to, fire, liability, workmen's compensation and other forms of insurance owned or held by or covering Seller or all or any portion of its property and assets.

             5.16 LABOR RELATIONS. Section 5.1.16 of the Disclosure Schedule lists all employees of Seller, including their current positions and compensation, and lists any sums presently owing to or accrued for and on behalf of any employee for, benefits, vacation, sick leave, bonuses or other similar items. Seller is not a party to any collective bargaining or similar agreement. To the Seller's Knowledge, there are no strikes, work stoppages, unfair labor practice charges or grievances pending or threatened against Seller by any employee of Seller or any other person or entity.

             5.1.17 LEGAL COMPLIANCE. To the Seller's Knowledge, Seller is in material compliance with all laws (including rules and regulations thereunder) of any Governmental Bodies having jurisdiction over Seller, including any requirements relating to antitrust, consumer protection, currency exchange, equal opportunity, health, occupational safety, pension and securities matters.

             5.1.18 PERMITS. Section 5.1.18 of the Disclosure Schedule is comprised of a listing of all licenses, permits, orders or approvals held by Seller from Governmental Bodies required for the conduct of Seller's business other than such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden other than such licenses, permits and authorizations which, if not obtained, would not have a material adverse effect, individually and collectively, upon the financial condition of Seller. To Seller's Knowledge, Seller has all licenses, permits, orders or approvals from Governmental Bodies required for the conduct of its business as presently conducted other than such licenses, permits and authorizations which, if not obtained, would not have a material adverse effect on the financial condition of Seller, and Seller is not in material violation of any such license, permit, order or approval. To Seller's
Knowledge:

                    (a) All such licenses, permits, orders and approvals are in full force and effect; and

                    (b) No suspension or cancellation thereof has been threatened.

             5.1.19 ENVIRONMENTAL LAWS. Seller represents that, except as set forth in Section 5.1.19 of the Disclosure Schedule or as may be disclosed in the Environmental Studies:

                    (a) Seller is in compliance with all applicable Environmental Laws regarding any disposal, or with respect to arranging with a transporter for disposal, of any Hazardous Material owned or possessed by Seller(i) at any facility which is owned or operated by another party or entity (other than Seller, the Shareholders or any Affiliates of Seller) or (ii) from the Real Property to the Excluded Real Property or to any other facility owned or operated by the Shareholders or any Affiliates of Seller, and no judicial proceedings, governmental administrative actions, investigations or internal or non-public agency proceedings are pending or threatened against Seller with respect to such compliance (or lack thereof) as set forth above in this Section 5.1.19(a), nor are there any consent decrees, or other decrees, consent orders, or administrative orders outstanding to which Seller is a party relating to any such disposal; and

                    (b) Seller has incurred no liability under any Environmental Law, including under 42 U.S.C. Section 9607(a)(3), as a result of arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials owned or possessed by Seller at any facility which is either (i) owned or operated by another party or entity (other than the Seller, the Shareholders or any Affiliates of the Seller), or (ii) which involves the disposal or transport from the Real Property to the Excluded Real Property or to any other facility owned or operated by the Shareholders or any Affiliates of the Seller.

Matters pertaining to the environmental status of or remediation of the Real Property are not dealt with in this Section 5.1.19. Procedures relating to any environmental remediation with respect to the Real Property are set forth in
Section 8.9, which Section 8.9 is the exclusive provision of this Agreement dealing with the application of the Environmental Laws to the Real Property and the remediation of environmental problems regarding the Real Property.

             5.1.20 EMPLOYEE BENEFITS. Section 5.1.20 of the Disclosure Schedule lists all Employee Benefit Plans maintained by Seller or to which it contributes for the benefit of any of their current or former employees.

                    (a) To Seller's Knowledge each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code;

                    (b) All contributions (including all employer contributions and employees salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all such plans are adequately funded;

                    (c) To Seller's Knowledge, no unsatisfied liability has been incurred by CMC or any ERISA affiliate and there is no material risk that such liability will be incurred;

                    (d) To Seller's Knowledge, no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending;

                    (e) Seller does not provide any medical or other similar benefits to employees beyond retirement;

                    (f) Seller has delivered to Buyer copies of the plan documents and summary plan descriptions, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan; and

                    (g) Seller has complied with all COBRA requirements for all persons who were participants in the Seller Health Plan prior to the Closing Date or who became eligible for COBRA due to a qualifying event that occurred under the Seller Health Plan prior to the Closing Date.

             5.1.21 CONTRACTS. Except as otherwise disclosed in Section 5.1.21 of the Disclosure Schedule, each Assumed Contract: (a) is in full force and effect and is the enforceable Obligation of the parties thereto, and (b) to Seller's Knowledge does not require the consent of any Person to be assigned to Buyer.

             5.1.22 AFFILIATE TRANSACTIONS.  Except as disclosed in Section
5.1.22 of the Disclosure Schedule, no Shareholder, and no other officer, director, or employee of Seller or any member of the immediate family of any such Shareholder, officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons), has any agreement with Seller or any interest in any of their property of any nature, used in or pertaining to the business of Seller (other than the ownership of capital stock of Seller and the ownership of the equipment which is the subject of the Equipment Lease). None of the foregoing Persons has any direct or indirect interest in any competitor, supplier or customer of Seller or in any Person from whom or to whom Seller leases any property or transacts business of any nature (other than as disclosed in Section 5.1.22 of the Disclosure Schedule and/or any Person or Persons who own the equipment which is the subject of the Equipment Lease).

             5.1.23 CUSTOMERS AND SUPPLIERS. Section 5.1.23 of the Disclosure Schedule lists the 10 largest customers and suppliers of Seller in terms of dollar volume of business (without identification by name) for the fiscal year ended December 31, 1996, including the amount and percentage of net sales or purchases by Seller attributable to such customer or supplier for the period indicated. Since the most recent Seller Fiscal Month End, no customer or supplier listed on Section 5.1.23 of the Disclosure Schedule has indicated in writing or orally to Seller or the Shareholders that it will stop or decrease the rate of purchases or sales from or to Seller.

     Section 5.2 REPRESENTATIONS OF SELLER WITH RESPECT TO FINANCIAL STATEMENTS AND RECENT EVENTS. Seller represents to Buyer that the statements contained in this Section 5.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 5.2).

             5.2.1 SELLER FINANCIAL STATEMENTS. Section 5.2.1 of the Disclosure Schedule is comprised of the following financial statements (collectively, the "Seller Financial Statements"):

                    (a) Unaudited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for each of the years ended December 31, 1996, 1995 and 1994, for Seller; and

                    (b) Unaudited balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the month ended October 31, 1997 (the "Most Recent Seller Fiscal Month End") for Seller.

The Seller Financial Statements present fairly the financial condition of Seller as of such dates and the results of operations of Seller for such periods in all material respects, accurately record the assets and transactions of Seller in all material respects, reflect the use of consistent accounting practices for all periods and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

             5.2.2 EVENTS SUBSEQUENT TO MOST RECENT SELLER FISCAL MONTH END. Since the Most Recent Seller Fiscal Month End, and except as disclosed on
Section 5.2.2 of the Disclosure Schedule or as otherwise contemplated by this Agreement, there has not been, occurred or arisen, with respect to Seller:

                    (a) Any material damage, destruction or loss of any of its properties or assets (whether or not covered by insurance), except in the Ordinary Course of Business;

                    (b) Any sale, lease, transfer, or assignment of any of its assets, tangible or intangible, other than (i) sales of Inventory in the Ordinary Course of Business, (ii) other distributions permitted by this Agreement or any related agreement for a fair consideration in the Ordinary Course of Business (with the parties stipulating that the Equipment Lease is a lease in the Ordinary Course of Business for fair consideration);

                    (c) Any acceleration, termination, modification, or cancellation of any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which it is a party or by which it is bound;

                    (e) Any grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

                    (f) Any sale, assignment or transfer (including transfers to any employees, affiliates or shareholders) of any Intellectual Property;

                    (g) Any delay or postponement of the payment of accounts payable or other liabilities, other than those being contested in good faith as set forth in Section 5.2.2 of the Disclosure Schedule or as otherwise permitted under this Agreement;

                    (i) Any spill of any Hazardous Materials other than in a DE MINIMIS amount;

                    (j) Any material change in the Seller Financial Statements or accounting principles not fully reflected on the Seller Financial Statements and explained in the notes thereto;

                    (k) Any taking of other action or entrance into any other transaction other than in the Ordinary Course of Business, or entrance into any transaction with any insider of Seller, except as disclosed or contemplated in this Agreement and the Disclosure Schedule except with the advance consent of Buyer;

                    (aa) Any other material adverse change in the business, properties, assets, financial condition or results of operations of Seller (whether or not similar to any of the foregoing); or

                    (bb) Any agreement or commitment, whether in writing or otherwise, to do any of the foregoing.

     Section 5.3 DISCLOSURE. The representations and warranties of the Seller contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not misleading.

     Section 5.4    INVESTMENT REPRESENTATION.

             5.4.1  SELLER REPRESENTATIONS.  Seller represents and understands
(a) that the shares of Common Stock comprising the Share Consideration, the Contingent Warrants and any shares of Common Stock to be issued upon the exercise of the Contingent Warrants have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) that it is acquiring shares of Common Stock, the Contingent Warrants and any shares of Common Stock to be issued upon the exercise of the Contingent Warrants for its own account for investment purposes and not with a view to the distribution thereof, provided that Seller intends to transfer the Share Consideration and the Contingent Warrants to the Shareholders pursuant to a plan of liquidation adopted or to be adopted by Seller (and not as part of a plan to effect the distribution of such securities) who are Accredited Investors and who agree to make the same representations as set forth in this Section 5.4.1 as a condition to their receipt of such Common Stock and Contingent Warrants from Seller; (c) that it is an "Accredited Investor" within the meaning of Rule 501(a) promulgated under the Securities Act; (d) that it has received certain information concerning Buyer and has had the opportunity to ask questions and to obtain additional information as desired in order to evaluate the merits and risks inherent in holding shares of the Common Stock; and (e) that it acknowledges that any information concerning Buyer is based on historical data and any projections were made as good faith estimates.

             5.4.2 LEGENDS ON SHARES AND CONTINGENT WARRANTS ISSUED TO SELLERS. Seller further acknowledges and understands that any certificates evidencing the ownership of any shares of Common Stock received as Share Consideration, any certificate or agreement evidencing the ownership of the Contingent Warrants and any shares of Common Stock received upon exercise of the Contingent Warrants shall bear the legend contained below, or in the Contingent Warrants in the form attached as Exhibit 2.2.2, as the case may be:

     THE SHARES OF COMMON STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,

     AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. NO SALE OR OTHER DISPOSITION OF THESE SHARES MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

             5.4.3 SHAREHOLDER REPRESENTATIONS. Each Shareholder represents and understands (a) that the shares of Common Stock comprising the Share Consideration, the Contingent Warrants and any shares of Common Stock to be issued upon the exercise of the Contingent Warrants have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (b) that he is acquiring shares of Common Stock, the Contingent Warrants and any shares of Common Stock to be issued upon the exercise of the Contingent Warrants for his own account for investment purposes and not with a view to the distribution thereof, such receipt by the Shareholder occurring solely as a result of liquidating distributions made or to be made pursuant to a plan of liquidation adopted or to be adopted by Seller as a consequence of which the form of each Shareholder's investment is to be changed such that the Shareholder shall hold his investment in Buyer directly rather than indirectly through Seller; (c) that he is an "Accredited Investor" within the meaning of Rule 501(a) promulgated under the Securities Act; (d) that he has received certain information concerning Buyer and has had the opportunity to ask questions and to obtain additional information as desired in order to evaluate the merits and risks inherent in holding shares of the Common Stock; (e) that he acknowledges that any information concerning Buyer is based on historical data and any projections were made as good faith estimates, and (f) that he agrees, as a condition to Buyer's consent to the transfer of the shares of Common Stock comprising the Share Consideration and a Contingent Warrant to the Shareholder pursuant to a plan of liquidation adopted or to be adopted by Seller, to be bound with respect to the Share Consideration, the Contingent Warrants and any shares of Common Stock issued upon the exercise of the Contingent Warrants in the same manner and to the same extent as Seller under this Agreement or any other Agreement executed and delivered in connection with this Agreement.

             5.4.4 LEGENDS ON SHARES AND CONTINGENT WARRANTS ISSUED TO SHAREHOLDERS PURSUANT TO SELLER'S PLAN OF LIQUIDATION. Each of the Shareholders further acknowledges and understands that any certificates evidencing the ownership of any shares of Common Stock received as Share Consideration shall also bear the legend as set forth above in Section 5.4.2 and that the Contingent Warrants, and any certificates evidencing the ownership of any shares of Common Stock received upon the exercise of the Contingent Warrants shall also bear the legend as set forth in Section 5.4.2.

                                      Article VI
                               Representations of Buyer

     Each of Parent and RIA jointly and severally represent to Seller that the statements contained in this Article VI are correct and complete as of the date of this Agreement, and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article VI).

     Section 6.1 ORGANIZATION. RIA is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and RIA is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the lack of such qualification would not have a material adverse effect on the financial condition of Parent or RIA. Each of Parent and RIA has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     Section 6.2 AUTHORIZATION OF TRANSACTION. Each of RIA and Parent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its Obligations hereunder. This Agreement constitutes the valid and legally binding Obligation of each of RIA and Parent, enforceable in accordance with its terms and conditions.
Neither RIA nor Parent needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement except for such notice filings as may be required under federal or applicable state securities laws and except for any filings pursuant to the Securities Act, which may be required in connection with Parent's financing of the transactions contemplated by this Agreement or in connection with the issuance to the Shareholders of the Share Consideration or the Contingent Warrants.

     Section 6.3 NONCONTRAVENTION. Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby, will
(a) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency or court to which either RIA or Parent is subject or any provision of its charter or bylaws; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either RIA or Parent is a party or by which either is bound or to which any of the assets of either is subject.

     Section 6.4 BROKERS' FEES. Neither RIA nor Parent has any Obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated.

     Section 6.5 SHARES TO BE DELIVERED. The Share Consideration (including, without limitation, any shares to be issued pursuant to the Share Price Guaranty Agreement) and the Contingent Warrants (together with the shares of Common Stock to be issued upon the exercise thereof), will be duly authorized, validly issued, fully paid and non-assessable securities of Parent, and the Shareholders will be the sole registered and beneficial owners thereof.

     Section 6.6    BUYER DISCLOSURE SCHEDULE.  Except as set forth in Exhibit
6.6 ("Buyer's Disclosure Schedule") there is no litigation or claim made against Buyer which would be required to be disclosed on Form 10-K if such Form 10-K were required to be filed immediately before the execution and delivery of this Agreement. Seller acknowledges that Seller has received from Parent certain information relating to other pending acquisitions of Parent and its subsidiaries, and the terms of Parent's financing for such acquisitions. Except to the extent that Parent or RIA may be contractually bound or subject to any other legal requirement not to disclose information, all information contained in the Buyer Disclosure Schedule and all other information delivered to Seller by Parent regarding its pending acquisition and financing transactions is true, correct and complete.

                                     Article VII
                                Pre-Closing Covenants

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

     Section 7.1 GENERAL. Each of the Parties will use his or its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Article IX).

     Section 7.2 WASTE RESIDUE. Seller shall, at Seller's sole cost and expense and prior to or within a reasonable time following the Closing Date (not to exceed 15 days after Closing), have all non-recyclable waste material resulting from Seller's operation of its shredder (the "Waste Residue"), which material consists of all material commonly referred to as "shredder fluff" and all drums and barrels containing oils and other contaminants resulting from Seller's operation of the shredder.

     Section 7.3 OPERATION OF BUSINESS. Seller shall not cause or permit Seller to engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business.

     Section 7.4 FULL ACCESS. During the Review Period, Seller will permit representatives of Buyer, including counsel, lenders, appraisers and accountants, to have full access, during normal business hours and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, books, records, contracts, tax records and documents of or pertaining to Seller. Except as otherwise expressly set forth in this Agreement, no review, examination or investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller or the Shareholders under this Agreement.

     Section 7.5 CONFIDENTIALITY. Buyer will treat and hold confidential any Confidential Information of Seller or the Shareholders it receives from Seller or the Shareholders, will not use any of such Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller and the Shareholders all tangible embodiments (and all copies) of such Confidential Information which are in its possession and will thereafter continue to hold confidential any such Confidential Information received; PROVIDED, HOWEVER, that this sentence shall not apply to any information which, at the time of disclosure, is available publicly; which, after disclosure, becomes available publicly through no failure of Buyer;

which Buyer knew or to which Buyer had access prior to disclosure; and further provided that in the event that Buyer is requested or required (by oral question or request for information or documents in any legal proceeding) to disclose any such Confidential Information, Buyer will notify Seller promptly of the request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this Section 7.5, and if in the absence of a protective order or the receipt of a waiver hereunder, Buyer is, on the advice of counsel, compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt, Buyer may disclose such Confidential Information to the tribunal, provided that Buyer shall use its reasonable efforts to obtain, at the reasonable request and expense of Seller, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as Seller shall designate.

     Section 7.6 NOTICE OF EVENTS. Seller shall within two days thereafter notify Buyer of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, or any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule or Exhibit attached hereto had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not adversely alter any of the representations, warranties or other agreements of Seller or the Shareholders.

     Section 7.7 NO NEGOTIATION. Until the earlier of the Closing Date or the date of termination of this Agreement, neither Seller nor the Shareholders shall, directly or indirectly through any officer, director, employee or agent:

             7.7.1 Solicit, initiate or encourage the submission of inquiries, proposals or offers from any person relating to any acquisition or purchase of substantially all the assets of, or any equity interest in, Seller or any exchange offer, purchase and sale, consolidation, liquidation, dissolution or similar transaction involving Seller;

             7.7.2 Enter into or participate in any discussions or negotiations regarding any of the foregoing, or with the intent to facilitate any of the foregoing, furnish to any person (other than Buyer, its representatives) any information with respect to Seller; or

             7.7.3 Otherwise cooperate in any way with any Person, other than Buyer, to do or seek any of the foregoing.

Seller will notify Buyer within 24 hours if any such communication with respect to any of the foregoing is received or if any such discussions, negotiations or other events occur or are sought to be initiated, and such notice will set forth in detail the terms or other particulars thereof.

                                     Article VIII
                                Post-Closing Covenants

     The Parties (or each of them, as applicable) agree as follows with respect to the period following the Closing:

     Section 8.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

     Section 8.2 TRANSITION. The Shareholders will take no action that is primarily designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of Seller from maintaining the same business relationships with Seller after the Closing as it maintained with Seller prior to the Closing.

     Section 8.3 ACCESS TO BOOKS AND RECORDS. For a period of two years after the Closing Date, Seller and the Shareholders shall have access to the Seller's books and records for the purpose of preparing the Shareholders' individual income Tax returns and to file an appropriate Subchapter S corporate return. Thereafter, the Shareholders shall have commercially reasonable access to such books and records (to the extent they are available) for the purpose of addressing any dispute with or inquiry by any Governmental Body; PROVIDED, HOWEVER, that such access does not require Buyer to retain any of Seller's books and records for a period of greater than four years. Buyer and Seller acknowledge that Buyer is acquiring the originals of all such books and records and that Seller is retaining a copy (and not the original) of all such books and records.

     Section 8.4 CONFIDENTIALITY. Seller and the Shareholders will treat and hold confidential any Confidential Information of Buyer that they receive from Buyer and will not use any such Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Buyer all tangible embodiments (and all copies) of such Confidential Information which are in their possession and will thereafter continue to hold confidential any such Confidential Information received; PROVIDED, HOWEVER, that this sentence shall not apply to any information which, at the time of disclosure, is available publicly; which, after disclosure, becomes available publicly through no failure of Seller or the Shareholders; which Seller or the Shareholders knew or to which they had access prior to disclosure; and further provided that in the event that Seller or any Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding) to disclose any such Confidential Information, Seller or the Shareholders will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8.4, and if in the absence of a protective order or the receipt of a waiver hereunder, Sellers or the Shareholders are, on the advice of counsel, compelled to disclose any such Confidential Information to any tribunal or else stand liable for contempt, Seller or the Shareholders may disclose such Confidential Information to the tribunal, provided that Seller or the Shareholders shall use its reasonable efforts to obtain, at the reasonable request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of such Confidential Information required to be disclosed as Buyer shall designate.

     Section 8.5    COVENANT NOT TO COMPETE.

             8.5.1 COVENANT NOT TO COMPETE. Each of Seller and the Shareholders hereby covenants and agrees (the "Non-Competition Covenant"), on behalf of itself or himself and its or his

Affiliates, that during the Restricted Period neither it, he nor any Affiliate shall, directly or indirectly, unless acting with the prior written consent of
Buyer:

                    (a) Engage or participate within the Restricted Area in any business that comprises a Restricted Business;

                    (b) Without limitation of the provisions of Section 8.5.1(a), serve as an officer, director, agent, or employee of, or as a consultant to or investor in (directly or indirectly including, without limitation, through one or more Affiliates), or otherwise be or become entitled to receive compensation in respect of, any Person which directly or indirectly, engages in or competes with the Restricted Business within the Restricted Area; provided, however, that nothing contained in this Section 8.5 shall restrict any of the Shareholders from being an investor in any corporation or other business entity which engages in a Restricted Business within the Restricted Area so long as (a) such corporation or other business entity has at least 500 shareholders or other equity holders and its equity securities are traded on the NASDAQ market or a recognized securities exchange, and (b) a Shareholder does not own more than 1% by vote or value of the outstanding equity securities of such corporation or other business entity;

                    (c) For himself, or on behalf of or in conjunction with any other Person, hire or endeavor to recruit or hire, as an employee, consultant, agent or representative, any Person who is now or hereafter becomes an employee of Seller, Buyer or any Affiliate of Buyer, PROVIDED, HOWEVER, that nothing in this provision shall apply to the recruitment or hiring of any Person more than one year after such Person ceases to be employed by any of Seller, Buyer or any Affiliate of Buyer; and

                    (d) Discourage or otherwise attempt to prevent any Person from doing business with Seller, Buyer or any Affiliate of Buyer, or any successor to any of the foregoing.

             8.5.2 DEFINITIONS APPLICABLE TO NON-COMPETITION COVENANT. For purposes of this Section 8.5:

                    (a) "Restricted Area" means that area within a 200 mile radius of the Marietta Property.

                    (b) "Restricted Business" means any business substantially similar to and competitive with any business conducted by Seller at any time within the three year period prior to the Closing Date.

                    (c) "Restricted Period" means a period of five years from the Closing Date.

             8.5.3 NO SEPARATE CONSIDERATION. Each of the Shareholders is entering into the Non-Competition Covenant as part of the inducement to, and as part of the consideration for, Buyer's agreement to enter into this Agreement and to deliver to the Shareholders the Consideration, and there is no separately bargained for consideration requested by the Shareholders, or any of them, for the Non-Competition Covenant and Buyer has not bargained for nor paid any separate consideration therefor.

             8.5.4 REFORMATION. In the event that the provisions of the Non-Competition Agreement set forth in this Section 8.5 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic limitations permitted by applicable law.

             8.5.5 INJUNCTIVE RELIEF. Each of the Shareholders specifically acknowledges and agrees that the remedy at law for any breach of the provisions of the Non-Competition Covenant contained in this Section 8.5.5 will be inadequate and that Buyer, in addition to any other remedy or relief available to it in law or at equity, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

     Section 8.6    CERTAIN EMPLOYEE MATTERS; EMPLOYEE BENEFIT PLANS.

             8.6.1 EMPLOYEES. As of the Closing Date, RIA will offer employment to all of Seller's employees (the "Seller's Employees") for wages and salaries substantially the same as may have been paid by Seller to such employees prior to Closing. Except with respect to Seller's Health Plan as set forth in Section 8.6.2 below, neither RIA nor Parent is assuming any Obligation under any Employee Benefit Plan or any Obligations under any employment contract, consulting agreement or other arrangement for services to which Seller is a party. RIA's offer of employment to any of Seller's Employees shall be for "at will" employment, except as otherwise may be provided in any written employment contract entered into between RIA and an employee, and no inference shall be made from any such offer of employment as described above that any of Seller's Employees shall have any continued right to employment by RIA after the Closing Date.

             8.6.2 SELLER'S HEALTH PLAN; COBRA. RIA shall assume and continue Seller's existing plans or agreements relating to medical insurance and medical benefits (the "Seller's Health Plan") and shall maintain the benefits thereof for a reasonable period after the Closing. From and after the Closing Date RIA shall provide "Continuation Coverage" within the meaning of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (such statutory provisions are referred to herein collectively as "COBRA") to all current or former Seller employees (and their eligible dependents) who either (a) have experienced a "qualifying event" (within the meaning of COBRA) prior to the Closing Date and for whom the period of Continuation Coverage required by COBRA has not, as of the Closing Date, expired (such persons are hereinafter referred to as "Pre-Closing Qualified Beneficiaries"), and (b) are employees of Seller as of the Closing Date but do not become employees of RIA as of the Closing Date or do not otherwise receive group health coverage from RIA as of the Closing Date.
In addition, RIA shall provide group health coverage to employees of Seller (and their eligible dependents)who are, as of the Closing Date, on a leave of absence governed by the Family Medical Leave Act of 1993, as amended ("FMLA"); such Persons being hereinafter referred to as "FMLA Persons"), in accordance with the requirements of FMLA and COBRA. Exhibit 8.6.2 contains the name of each Pre-Closing Qualified Beneficiary and each FMLA Person.

             8.6.3 TERMINATION COSTS. Neither Parent nor RIA is assuming any Employee Benefit Plan or Employee Welfare Plan of Seller other than Seller's Health Plan (and, in connection with the assumption of Seller's Health Plan, the assumption of certain related COBRA and FMLA Obligations as provided in Section 8.6.2). Buyer shall, however, contribute to Seller up to Seven Thousand Five Hundred Dollars ($7,500) in the aggregate such time as may be requested by Seller, to cover the costs of terminating such Employee Benefit Plans or Employee Welfare Plans of Seller as Seller may determine.

     Section 8.7    Certain Real Property Matters.


             8.7.1 TITLE INSURANCE. Seller will cooperate with Buyer in obtaining a title insurance commitment (the "Title Commitment") with respect to the Real Property in such amount as Buyer may reasonably determine to be the fair market value of such real property, including all improvements located thereon, insuring title to such real property to be in Seller as of the Real Property Closing Date, subject only to such exceptions and exclusions as provided in this Agreement and/or are otherwise acceptable to "Buyer. At the closing of the transactions with respect to the Real Property, as provided in the Real Property Escrow Agreement, Buyer shall be issued an Owner's Title Insurance Policy and any one or more of the lenders of Buyer who are obtaining any mortgage interest in the Real Property shall be issued a Mortgage Title Insurance Policy (such policies hereinafter collectively being referred to as the "Title Policy") consistent with the Title Commitment and subject only to exceptions and exclusions approved by Buyer. The delivery of the Title Policy to Buyer shall occur at the closing of the transactions with respect to the Real Property, as provided in the Real Property Escrow Agreement, and Buyer shall pay the costs and premium for the Title Policy.

             8.7.2 REAL PROPERTY ESCROW. The Real Property Hold-Back Amount, along with all Deeds and other instruments relating to the conveyance of the Real Property to RIA, shall be placed in escrow with the Title Company, to be held pursuant to the terms and conditions of that certain Real Property Escrow Agreement in the form attached as Exhibit 8.7.2 (the "Real Property Escrow Agreement"). Such escrow shall terminate, and the Real Property Hold-Back Amount (or applicable portion thereof) shall be delivered to Seller and the Deeds and related instruments shall be delivered to Buyer, upon such terms and at the time set forth in the Real Property Escrow Agreement (the "Real Property Closing Date").

     Section 8.8 SURVEY. Seller will cooperate with Buyer in obtaining a current survey of the Real Property certified to Buyer, any mortgagee of Buyer, and the title insurer issuing the Title Policy prepared by a licensed surveyor and conforming to the minimum ALTA standards, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, setback requirements, and other matters customarily shown on such surveys, and showing access affirmatively to public streets and roads (the "Survey"). Buyer shall pay the cost of the Survey.

     Section 8.9    ENVIRONMENTAL STUDIES; REMEDIATION.

             8.9.1 PERFORMANCE OF ENVIRONMENTAL STUDIES. Buyer has prepared for its own information and at its expense updated and current ASTM Phase I and Phase II Environmental Site Assessments and Transaction Screen Process of the Real Property and operations of Seller prepared by an environmental engineering firm mutually acceptable to Shareholders and Buyer (the "Environmental Studies"). The cost of the Environmental Studies shall be paid by Buyer. Buyer shall not disclose to Seller or the Shareholders the Environmental Studies or the results of the environmental investigation unless Seller so requests in writing prior to Closing. Immediately following the Closing, Buyer shall cause its environmental consultant(s) to deliver to Seller the Environmental Studies, including all sampling and analytical data, boring logs and other pertinent technical information.

             8.9.2 FURTHER GROUNDWATER SAMPLING. Promptly following the Closing, Buyer shall cause its environmental consultant, at Buyer's expense, to conduct whatever further studies are reasonably necessary with regard to the presence of metals in the groundwater at Marietta to determine if, in fact, metals are present in the groundwater at levels that exceed the naturally-occurring background concentration. Buyer shall deliver the results of this supplemental sampling and analysis to Seller.

             8.9.3 HSRA NOTIFICATION; PROCEDURES. If there exists at either or both of Marietta or Avon any releases or levels of substances requiring notification to the Georgia Department of Natural Resources, Environmental Protection Division ("EPD"), pursuant to Ga. Comp. R. & Regs. r. 391-3-19-.04, Buyer shall provide such notice(s) within the time provided for by law. Buyer shall work in good faith with Seller and its counsel to complete any required notification forms and collect the necessary information, and Seller shall have the right to approve of such notice(s) prior to its(their) submittal. Buyer shall promptly inform Seller of any communication from EPD regarding the above-described notices.

             8.9.4 DETERMINATION BY EPD NOT TO PLACE EITHER MARIETTA OR AVON ON THE HSI. If EPD determines, pursuant to Ga. Comp. R. & Regs. r. 391-3-19-.05, that the reported release(s) do(es) not exceed a reportable quantity, and therefore does not place either Marietta or Avon on the Georgia Hazardous Site Inventory ("HSI"), Seller shall have no liability to Buyer, and Buyer waives all rights it has or may have against Seller arising out of the environmental conditions of Marietta and Avon, or relating to the presence of or release of Hazardous Substances at Marietta or Avon.

             8.9.5 DETERMINATION BY EPD TO PLACE AVON OR MARIETTA ON THE HSI. If EPD determines, pursuant to Ga. Comp. R. & Regs. r. 391-3-19-.05, that the reported releases do exceed a reportable quantity at Avon and/or Marietta, and therefore places either or both of Avon or Marietta on the HSI, then the funds set forth in the Remediation Escrow shall become available for assessment, remediation, and similar, required tasks including the cost of further environmental testing (collectively "Remediation"). Seller shall have the right, (but not the duty), to assume responsibility for completing any and all actions that may be required as a result of the placement of Avon and/or Marietta on the HSI, and shall use the funds set aside in the Remediation Escrow to accomplish and pay for said tasks. Seller's funding of the Remediation Escrow shall be its sole responsibility, legally and financially, to address or respond to any Obligations or costs arising out of, or related to, the placement of Avon and/or Marietta on the HSI, and Buyer agrees to indemnify, defend and hold harmless Seller for any costs, liabilities or expenses that exceed the amounts set forth in 8.9.5(a) through (d).

                    (a) If EPD determines, pursuant to Ga. Comp. R. & Regs. r. 391-3-19-.05, that the reported releases do exceed a reportable quantity at Avon or Marietta, but not both properties, and places one, but not both of the properties on the HSI, [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT]

                    (b)  The contents of the Remediation Escrow shall be
available as follows:   (i)  If EPD lists Avon on the HSI, and if, as a
result, EPD requires Remediation of the soils at Avon, up to [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT] of the Remediation Escrow may be used to pay such costs. If these Avon soil Remediation costs exceed [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT], all such excess costs shall be borne solely by Buyer and Seller shall have no liability for such further costs.

                    (c) If EPD lists Avon on the HSI, and if, as a result, EPD requires Remediation of the groundwater at Avon, up to [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT] of the Remediation Escrow may be used to pay such costs. If these Avon groundwater Remediation costs exceed [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT], all such excess costs shall be borne solely by Buyer, and Seller shall have no liability for such further costs.

                    (d) If EPD lists Marietta on the HSI, and if, as a result, EPD requires Remediation of either the soils or groundwater at Marietta, up to [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT] of the Remediation Escrow may be used to pay such costs. If these Marietta soil and groundwater Remediation costs exceed [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT], all such excess costs shall be borne solely by Purchaser, and Seller shall have no liability for such further costs.

             8.9.6 REMEDIATION ESCROW NOT AVAILABLE FOR LEGAL FEES. Although Seller shall have the right, (but not the duty), to challenge, either administratively or in the courts, any actions required by EPD under HSRA, the legal fees incurred to carry out such challenge(s) shall not be paid out of the Remediation Escrow but shall be borne solely by Seller, nor shall any legal fees which Seller elects to incur in connection with the preparation of any notice to the EPD be paid out of the Remediation Escrow.

             8.9.7 TERMINATION OF THE REMEDIATION ESCROW. If, and when, Avon or Marietta (or both properties, if both were listed) is(are) removed from the HSI, whether pursuant to Ga. Comp. R. & Regs. r. 391-3-19-.06, r. 391-3-19-.07,
or otherwise, or EPD otherwise communicates, in writing, that no further Remediation need occur at the listed property(ies), then the Remediation Escrow shall terminate as follows:

                    (a) If Avon and Marietta are both on the HSI, and either Avon or Marietta, but not both, are removed from the HSI (the "Released Property"), [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT] LESS any amounts expended with respect to the Released Property in accordance with the provisions of Section 8.9.5(a)-(d), to Seller.

                    (b) If Avon and Marietta are both on the HSI, and both Avon and Marietta are removed from the HSI, then the Remediation Escrow shall terminate, and the Escrow Agent shall deliver the remaining contents thereof to Seller.

             8.9.8 REMEDIATION ESCROW. Buyer and Seller have mutually agreed [CONFIDENTIAL TREATMENT REQUESTED BY REGISTRANT] shall be placed by Buyer in escrow (the "Remediation Escrow") and not delivered to Seller at the Closing pending the completion of any and all Remediation. The Remediation Escrow shall have co-Escrow Agents (collectively, the "Escrow Agent") and all actions of the Escrow Agent shall require the approval of both co-Escrow Agents. The co-Escrow Agents shall be Wayne H. Lazarus and David J. Lyon. The terms and conditions of the Remediation Escrow shall be as set forth in an escrow agreement (the "Remediation Escrow Agreement") in the form set forth in Exhibit
8.9.8. Buyer and Seller agree to be subject to all of the terms and conditions as set forth in the Remediation Escrow Agreement. Seller, or the Shareholders as successors to Seller, shall be treated as the beneficial and record owners of the shares held in the Remediation Escrow. Until such time as such shares or sold or transferred to Buyer, Seller (or the Shareholders if Seller has transferred any of these shares to its Shareholders) shall be entitled to vote such shares and to receive any dividends or distributions made with respect thereto as the record owner of such shares. The Seller shall have all of the rights relating to the Remediation as set forth in Section 3 of the Remediation Escrow Agreement. The Remediation Escrow shall terminate in the manner provided in Section 8.9.7 above.

     Section 8.10 PURCHASE PRICE ALLOCATION; TAX REPORTING COVENANT. The Purchase Price shall be allocated among the Acquired Assets for federal and state income tax reporting purposes in accordance with the purchase price allocation (the "Purchase Price Allocation") as set forth in Exhibit 8.10. Each of Seller, the Shareholders and Buyer agrees to determine his or its respective federal taxable income, and, as applicable, his or its respective state taxable income for any state income or franchise tax purpose, strictly and fully in accordance with the Purchase Price Allocation and to prepare and file all applicable Tax returns, information returns, forms, and other Tax reports and documents (and attachments thereto) in a manner wholly consistent with the Purchase Price Allocation including, without limitation, any reports or returns required under Section 1060 of the Code and the accompanying regulations thereunder.

     Section 8.11 TRANSFER TAXES. Buyer shall be solely responsible for, and shall indemnify and hold Seller and the Shareholders harmless from and against, any and all liability for any sales or use Taxes, if any, arising by reason of Seller's transfer to Buyer of the Acquired Assets and imposed upon, or by reference to, the value of some or any of the Acquired Assets so transferred.

     Section 8.12 FURTHER ASSURANCES. Each of Seller and Buyer shall further execute and deliver, as the other Party may from time to time reasonably request, such additional assignments, documents, instruments, agreements or other items which are necessary or desirable to accomplish the transfer of the Acquired Assets as provided herein, or are otherwise necessary or desirable to consummate the transactions contemplated by this Agreement.

     Section 8.13 SURVIVAL. All of the covenants contained in Article VIII of this Agreement or in any certificate, agreement or other document delivered in connection herewith shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions to be performed under this Agreement for either (a) the period for which the covenant is to be performed if such a period is specified, or (b) for an indefinite period if no specific period is set forth.

                                      Article IX
                          Conditions to Obligation to Close

     Section 9.1 CONDITIONS TO OBLIGATION OF BUYER. The Obligation of Buyer to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions, any of which may be waived by Buyer only in writing:

             9.1.1 REPRESENTATIONS. The representations and warranties of Seller set forth in Article V above shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have received a certificate from Seller to that effect;

             9.1.2 CERTIFICATE REGARDING DISCLOSURE SCHEDULE. The Shareholders and Seller shall have delivered all updates or supplements to the Disclosure Schedule to make the information contained therein not misleading and Buyer shall have received a certificate from Seller to that effect;

             9.1.3 CERTIFICATE REGARDING COVENANTS. Seller and each Shareholder shall have performed and complied with all of the covenants made by it or him hereunder in all material respects through the Closing Date and Buyer shall have received a certificate from Seller that such covenants shall have been performed and complied with through the Closing Date;

             9.1.4 EMPLOYMENT AGREEMENTS. Each Shareholder shall have entered into an employment agreement with RIA in the form attached as Exhibit 4.4.1.

             9.1.5 RATIFICATION. The Board of Directors of Seller shall have approved, and the Shareholders shall unanimously have approved, ratified and confirmed the transactions contemplated hereby in all material respects;

             9.1.6 FINANCING. Buyer shall have obtained financing from the Lender for all or a portion of Cash Consideration on terms reasonably satisfactory to Buyer in its sole discretion;

             9.1.7 OPINION. At the Closing, Buyer shall have received from counsel to Seller an opinion in form and content substantially similar to
Exhibit 9.1.7 addressed to Buyer and dated as of the Closing Date;

             9.1.8 NO MATERIAL ADVERSE CHANGE. There shall be no material adverse change in the business of Seller taken as a whole, financial or otherwise, or, to Seller' Knowledge, its customers, regardless of reason, including those changes that are as a result of any legislative or regulatory change, revocation of any permits, licenses or rights to do business, failure to obtain any permit at the normal time or in the manner applied for by Seller, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or otherwise, and Seller shall have delivered to Buyer a certificate, dated the Closing Date, to such effect;

             9.1.9 ACTIONS SATISFACTORY. All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

             9.1.10 NO INJUNCTION. As of the Closing, there shall not be any injunction, order or decree in effect preventing the consummation of the transactions contemplated by this Agreement;

             9.1.11 CORPORATE DOCUMENTS. At or prior to the Closing, Seller shall have delivered to Buyer the originals of the corporate documents included in Section 9.1.11 of the Disclosure Schedule; and

             9.1.12 SHARE PRICE GUARANTY AGREEMENT. At or prior to the Closing, Seller shall have executed and delivered the Share Price Guaranty Agreement.

     Section 9.2 CONDITIONS TO OBLIGATION OF SELLER. The Obligation of Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions any of which may be waived by Seller only in writing:

             9.2.1 REPRESENTATIONS. The representations set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date and Seller shall have received a certificate from the appropriate officer or officers of Buyer to such effect;

             9.2.2 CERTIFICATE REGARDING COVENANTS. Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing Date and Seller shall have received a certificate from the appropriate officer or officers of Buyer to such effect;

             9.2.3 EMPLOYMENT AGREEMENTS. RIA shall have entered into employment agreements with each Shareholder in the form attached as Exhibit 4.4.1.

             9.2.4 OPINION. Seller shall have received from counsel to Buyer an opinion in form and content substantially similar to Exhibit 9.2.4, addressed to Seller and dated as of the Closing Date;

             9.2.5 RATIFICATION. The Board of Directors of Buyer shall have approved, ratified and confirmed the transactions contemplated hereby in all material respects;

             9.2.6 NO INJUNCTION. As of the Closing, there shall not be any injunction, order or decree in effect preventing the consummation of the transactions contemplated by this Agreement;

             9.2.7 SHARE PRICE GUARANTY AGREEMENT. At or prior to Closing, Parent shall have executed and delivered the Share Price Guaranty Agreement; and

             9.2.8 CONTINGENT WARRANT. At or prior to Closing, Parent shall have executed and delivered the Contingent Warrants.

                                      Article X
                                       Remedies

     Section 10.1 SURVIVAL. All of the representations and warranties of the Parties contained in this Agreement, and all covenants contained in this Agreement (other than covenants contained in Article VIII which shall survive for the period set forth in Section 8.13), shall survive and continue in full force and effect for a period of two years from the Closing Date, except all covenants of

Buyer with respect to Tax matters, which shall survive for a period of time which is equal to the statute of limitations with respect to any Tax liability which may be, or is being, asserted and may be covered by any indemnity
hereunder.   Such survival shall include the survival and enforceability of such representations, warranties and covenants regardless of whether an applicable statute of limitations has expired relating to such item (including, without limitation, the existence of any statute of limitations arising by reason of the statutory liquidation of Seller).

     Section 10.2 INDEMNIFICATION PROVISIONS BY SELLER FOR BENEFIT OF THE BUYER. Subject to the terms of this Section 10.2 and Section 10.3, Seller and each of the Shareholders hereby agree, jointly and severally, to indemnify, defend, reimburse and hold harmless Buyer from and against any and all claims, demands, penalties, fines, liabilities, Obligations, losses, settlements, damages, costs and expenses resulting from:

             10.2.1 Any breach of any representation and warranty or nonfulfillment of any covenant on the part of Seller contained in this Agreement other than any breach of a representation or warranty, or a failure to fulfill any covenant or condition other than (a) such breaches which to Buyer's Knowledge exist at or before the Closing and which Buyer has not disclosed to Seller at or before the Closing, or (b) which Buyer has waived in writing at or before the Closing;

             10.2.2 Any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Seller contained in any other agreement, certificate or other instrument furnished by Seller pursuant to this Agreement other than any breach of a representation or warranty, or a failure to fulfill any covenant or condition, which to Buyer's Knowledge existed at or before the Closing or which Buyer has waived in writing on or before the Closing; and

             10.2.3 Reasonable fees and disbursements of counsel incident to any of the foregoing.

If Seller (or any of the Shareholders) is required to pay any indemnity Obligation under this Section 10.2, then, at the option of Seller (or the applicable Shareholder), up to one-half of any liability or Obligation required by this Section 10.2 (or elsewhere in this Agreement) may be met by the delivery of shares of Common Stock held by Seller (or the applicable Shareholder), such shares to be valued at the greater of $12.50 per share or the Average Price on the date delivered in satisfaction of an indemnity Obligation hereunder. At least one-half of the indemnity Obligation of each Shareholder as required by this Section 10.2 shall be paid by the delivery of immediately available funds.

     Section 10.3   LIMITS ON SELLER AND SHAREHOLDERS' INDEMNITY.

             10.3.1 BASKET AND CAP. Notwithstanding any other provision of this Agreement to the contrary, (a) Seller and the Shareholders shall not be required to indemnify Buyer under Section 10.2 unless the aggregate of all amounts for which indemnity would otherwise be due under Section 10.2 from Seller and the Shareholders exceeds $350,000, in which case Seller shall be responsible only for such indemnifiable amounts in excess of $350,000, and (b) the aggregate amount for which Seller shall be liable under Section 10.2 shall not exceed $2,500,000.

             10.3.2 ENVIRONMENTAL REMEDIATION UNDER SECTION 8.9.
Notwithstanding any other provision of this Agreement to the contrary, Seller's responsibility for indemnity and contribution with respect to any Remediation relating to the Real Property shall be exclusively dealt with under the provisions of Section 8.9 and, except as provided therein, Seller shall have no liability with respect to the subject matter of that Section. The provisions of
Section 10.3.1 shall further not apply to any amounts expended for Remediation pursuant to Section 8.9. Nothing contained in this Section 10.3.2 shall limit any liability which Seller may have with respect to any breach of an Environmental Representation under the provisions of Section 5.1.19 and any breach of the representations set forth in said Section shall be subject to the other provisions of this Article X, including, without limitation, Section 10.3.1, relating to indemnity.

     Section 10.4 INDEMNIFICATION PROVISIONS FOR BENEFIT OF SELLER. Subject to the terms of this Section 10.4 and Section 10.5, Buyer shall indemnify, defend, reimburse and hold harmless Seller and the Shareholders from and against any and all claims, demands, penalties, fines, liabilities, Obligations, losses, settlements, damages, costs and expenses resulting from:

             10.4.1 Any breach of any representation and warranty or nonfulfillment of any covenant on the part of Buyer contained in this Agreement other than any breach of a representation or warranty, or a failure to fulfill any covenant or condition other than (a) such breaches which to Seller's Knowledge exist at or before the Closing and which Seller has not disclosed to Buyer at or before the Closing, or (b) which Seller has waived in writing at or before the Closing;

             10.4.2 Any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Buyer contained in any other agreement, certificate or other instrument furnished by Buyer pursuant to this Agreement other than any breach of a representation or warranty, or a failure to fulfill any covenant or condition, which to Seller's Knowledge existed at or before the Closing or which Seller has waived in writing on or before the Closing;

             10.4.3 The operation of the business of Buyer and any successor or assign thereof after the Closing Date; and

             10.4.5 Reasonable fees and disbursements of counsel incident to any of the foregoing.

The indemnification of Seller provided by this Section 10.4 shall be in addition to the indemnification for the benefit of Seller set forth in Section 10.6.

     Section 10.5 LIMITS ON BUYER'S INDEMNITY. Notwithstanding any other provision of this Agreement to the contrary, (a) Buyer shall not be required to indemnify Seller or the Shareholders under Section 10.4 unless the aggregate of all amounts for which indemnity would otherwise be due under Section 10.4 exceeds $350,000, in which case Buyer shall be responsible only for such indemnifiable amounts in excess of $350,000, and (b) the aggregate amount for which Buyer shall be liable under Section 10.4 shall not exceed $2,500,000. Notwithstanding the foregoing, in no event shall Buyer's or Parent's liability for any breach of its Obligations under the Contingent Warrants, the Share Price Guaranty Agreement or the Executive Employment Agreements (including the Obligations of the Parent to issue options thereunder) be limited in any fashion by the provisions of this Section 10.5 or any other provision of this
Article X.

     Section 10.6   INDEMNITY FOR SELLER WITH RESPECT TO CERTAIN TAX MATTERS.

             10.6.1 INDEMNITY IF BUYER BREACHES TAX REPORTING COVENANT. If (a) Buyer breaches the covenant as to Tax reporting as set forth in Section 8.10,
(b) as a result of any federal or state Income Tax audit the allocation of the Consideration to the assets of Seller shall, upon a final determination by the appropriate taxing authority or any court having final jurisdiction over such matter, be made in a manner different than the Purchase Price Allocation, and
(c) as a result of such reallocation Seller, or any of them, are required to recognize any portion of the Consideration paid for the Seller Common Stock by reason of the Election as or any corresponding state income tax law, then Buyer shall indemnify and hold each Shareholder harmless from the consequences of such reallocation as follows. Buyer shall pay to each Shareholder whose Income Taxes are increased by reason of a reallocation of the Purchase Price under the circumstances described in this Section 10.6.1 an amount equal to difference between (a) the total Income Taxes with respect to the receipt of the sum of (x) the Consideration, plus (y) the payments made to such Shareholder under this
Section 10.6.1, and (b) the total Income Taxes which the Shareholder would have paid with respect to the receipt of the Consideration if the Purchase Price Allocation had been respected by the applicable Taxing authority.

             10.6.2 INDEMNITY IF BUYER DOES NOT BREACH TAX REPORTING COVENANT. If (a) Buyer is in compliance with its covenant in Section 8.10 as to Tax reporting in a manner consistent with the Purchase Price Allocation, (b) upon any federal or state Income Tax audit the allocation of the Consideration to the assets of Seller shall, upon a final determination by the appropriate taxing authority or any court having jurisdiction over such matter, be made in a manner different than the Purchase Price Allocation, and (c) as a result of such reallocation Seller, or any of them, recognize any portion of the Consideration paid as ordinary income rather than capital gain, then Buyer shall indemnify and hold Seller harmless from the consequences of such reallocation as follows:

                    (a) So long as the total increase in the allocation of Purchase Price to assets the gain from which is recognized as ordinary income to a Shareholder does not exceed $667,000, Buyer shall pay to each Shareholder whose Income Taxes are increased by reason of the Shareholder's recognition of ordinary income resulting from an increase in the allocation of the Consideration to assets which result in ordinary income and a decrease in the allocation of the Consideration to assets which result in capital gain an amount determined as follows:

                         (I) An amount shall first be determined by multiplying the ordinary income so allocated to a Shareholder (up to a limit of $667,000) by that percentage which is the difference between the Maximum Rate and the Average Capital Gain Rate;

                         (II) An amount shall next be determined by (x) dividing the amount determined in the immediately preceding subparagraph (I) by the Reciprocal (i.e., 80%), and (y) subtracting from the amount so determined the amount determined in the immediately preceding subparagraph (I).

Buyer shall then pay to each Shareholder the sum of (i) the amount determined in the immediately preceding subparagraph (I), and (ii) the amount determined in the immediately preceding subparagraph (II).

                    (b)  In addition to the indemnity to be paid as provided in
Section 10.6.2(a), Buyer shall pay to each Shareholder whose Income Taxes are increased by reason of the Shareholder's recognition of ordinary income resulting from an increase in the allocation of the Purchase Price to assets the gain from which is recognized as ordinary income to the Shareholder in excess of $1,333,000 and a corresponding decrease in the allocation of the Consideration to assets which result in capital gain an amount determined as follows:

                         (I) An amount shall first be determined by multiplying the ordinary income allocated to each Shareholder in excess of $1,333,000 by that percentage which is the difference between the Maximum Rate and the Average Capital Gain Rate;

                         (II) An amount shall next be determined by (x) dividing the amount determined in the immediately preceding subparagraph (I) by the Reciprocal (i.e., 80%), and (y) subtracting from the amount so determined the amount determined in the immediately preceding subparagraph (I).

Buyer shall then pay to each Shareholder (in addition to any amounts due under Section 10.6.2(a)) the sum of (i) the amount determined in the immediately preceding subparagraph (I), and (ii) the amount determined in the immediately preceding subparagraph (II).

                    (c) Buyer shall be responsible for and assume the defense and control all aspects of any such inquiry, investigation or audit, and any related litigation, involving the attempt by any Governmental Body to allocate the Purchase Price in a manner other than as agreed by the Parties as set forth in the Purchase Price Allocation, and shall be responsible for all costs and expenses in connection therewith. Seller shall cooperate with Buyer in connection with any such inquiry, investigation or audit, and any related litigation. To the extent necessary, Buyer shall engage legal counsel with respect to such issues that is reasonably acceptable to Seller. Buyer shall keep Seller reasonably informed of the status of any such investigation, inquiry or audit, including any settlement, appeal, payment of sums due or other agreement arising out of such investigation, inquiry or audit, or any related litigation.

Except as set forth above in this Section 10.6 or as otherwise specifically provided for in this Agreement, Tax liabilities subject to indemnification under this Agreement shall be governed by the general procedures for indemnification set forth in this Article X.

             10.6.3 BUYER INDEMNITY WITH RESPECT TO CERTAIN ENVIRONMENTAL MATTERS. Subject to the provisions of Section 8.9 and the application of amounts placed in the Remediation Escrow as provided therein, and excepting any breach of Seller's representations and warranties set forth in Section 5.1.19, Buyer agrees that it will defend, indemnify, reimburse and hold harmless the Seller for any all (a) damages, losses, liabilities, litigations, penalties, claims, sums paid in settlement of claims, demands, defenses, judgments, suits, proceedings, costs, disbursements, fines, encumbrances, liens, and expenses of any kind or of any nature whatsoever; and (b) any cost or expense incurred by Seller to contain, remove, remediate, treat, cleanup or abate any release of Hazardous Materials that may at any time be imposed upon, incurred by, or asserted or awarded against, Seller or any such officers, directors, shareholders, employees, or agents of Seller and that arise directly or indirectly from or out of any Environmental Problem (defined below), regardless of whether or not that Environmental Problem is or was the fault of the Seller, and regardless of whether or not the Environmental Problem was disclosed to Buyer. For the purposes of this paragraph, the term "Environmental Problem" shall mean any of the following: (i) the presence, suspected presence, or alleged presence of any Hazardous Materials on, in, or under all or any portion of the Real Property; (ii) the release, threatened release, or migration of any Hazardous Materials from the Real Property as a result of the conduct of activities at the Real Property; (iii) the violation, or alleged violation of any Environmental Law with respect to the Real Property, or (iv) the failure or alleged failure to obtain or to abide by the terms or conditions of any permit or approval required under any Environmental Law with respect to the Real Property or Seller. The indemnity herein shall not be subject to the limitation on the time limit of Buyer's indemnity set forth in
Section 10.1, or the limitations as set forth in Section 10.5.

     Section 10.7 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. The Party seeking indemnification shall give the Party from whom indemnification is sought prompt written notice of the assertion of any third party claim of which said Party has knowledge which is covered by the indemnity agreements set forth in this Article X. If the Party obligated to indemnify wishes to defend such claim for which such Party is or may be liable, then such Party may, at its own expense, defend such claim; PROVIDED, HOWEVER, that the indemnitee or indemnitees may retain counsel (at the indemnitee's expense) to monitor the defense of such claim. If the Party obligated to indemnify, within a reasonable period of time after notice of any such claim, fails to defend, the Party seeking indemnification will have the right to undertake the defense, compromise or settlement of such claim, subject to the right of the indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

     Section 10.8 PAYMENT OF SUMS DUE. After any final non-appealable judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction, or a settlement shall have been completed, or the Parties shall have arrived at a mutually binding agreement, with respect to each separate third party claim indemnified by the Party obligated to indemnify, the Party seeking indemnification shall forward to the Party obligated to indemnify notice of any sums due and owing (and the times when due) by the Party seeking indemnification with respect to such claim and the Party obligated to indemnify shall pay such sums to the Party seeking indemnification in cash, within 30 days after the date of such notice or, if any such sums are due more than 90 days after the date of such notice, ten days prior to the date each such sum is due.

     Section 10.9 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Each of the parties agrees that, prior to commencing any litigation against the other concerning any matter with respect to which such Party intends to claim a right of indemnification in such proceeding, such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute.

     Section 10.10 FEES AND EXPENSES. In the event of any dispute or controversy, the prevailing Party in such dispute shall, in addition to any other remedies the prevailing Party may obtain in such dispute, be entitled to recover from the other Party all of its reasonable legal fees and out-of-pocket costs incurred by such Party in enforcing or defending its rights hereunder.

     Section 10.11 LITIGATION SUPPORT. If, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any transaction contemplated hereunder, or any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the business of Seller, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party, unless the contesting or defending Party is entitled to indemnification therefor under this Section 10.11.

     Section 10.12 SOLE REMEDY. The parties hereby agree that the rights and remedies set forth in this Article X shall constitute each Party's sole remedy against each of the other Parties after the Closing for the breach of any representation, warranty or covenant herein made by such other party including, without limitation, each Party's sole remedy with respect to any violation or breach of any Environmental Laws and each Party waives any rights which he or it may have for cost recovery or contribution from the other Parties under the Environmental Laws.

                                      Article XI
                            Review Period and Termination

     Section 11.1 REVIEW PERIOD. For a period ending on the earlier of (i) 15 business days after receipt by Buyer of notice from Seller that the last schedule, documents and/or exhibit required to be delivered with and included as part of the Disclosure Schedule has been provided by Seller hereunder, or (ii) the Closing Date (the "Review Period"), Buyer shall have the right to review such schedules, documents and/or exhibits and request additional documentation as needed to clarify, investigate or determine the nature of any item disclosed which, in the opinion of Buyer, its counsel or accountants could have a material adverse affect on the operations of Buyer and/or Seller ("Adverse Items"). The Review Period shall be extended for a period of the lesser of (i) ten business days, or (ii) until the Closing Date after the receipt of any additional schedule or document requested. If, in its sole and absolute discretion, Buyer is unable to satisfy itself that any Adverse Item will not have a material adverse effect on the operations of Buyer and/or Seller, Buyer shall have the right to either terminate this Agreement; or request a reduction in the purchase and sale Consideration sufficient cover the estimated liability for any Adverse Item.

     Section 11.2 TERMINATION OF AGREEMENT. In addition to termination during the Review Period, the Parties may terminate this Agreement prior to Closing by the mutual written consent of Buyer and Seller.

     Section 11.3 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to this Article XI, all rights and Obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except for the Obligations of the Parties under Sections 7.5 and 8.4 and shall survive any such termination and except that this Section 11.3 shall not relieve any Party or liability hereunder as a result of a breach of this Agreement by such Party.


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

                                     Article XII
                                    Miscellaneous

     Section 12.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement until after the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure in a filing with the Securities and Exchange Commission or any state securities commission that it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure). The terms of this Section 12.1 shall not prevent Seller from communicating with the employees and lenders of Seller regarding the content of this Agreement.

     Section 12.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     Section 12.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein including without limitation the Contingent Warrant, the Share Price Guaranty Agreement and the Employment Agreements) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     Section 12.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or Obligations hereunder without the prior written approval of Buyer and Seller except as provided herein or by operation of law. Notwithstanding the foregoing, Buyer may assign its rights and Obligations under this Agreement for the benefit of its Lender, provided that Buyer shall remain liable for its Obligations set forth in this Agreement as if such assignment had not occurred hereunder and Buyer may assign its rights hereunder to a wholly-owned subsidiary of Buyer, provided that Buyer shall remain liable for its Obligations set forth in this Agreement as if such assignment had not occurred hereunder.

     Section 12.5 COUNTERPARTS. This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     Section 12.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

     Section 12.7 NOTICES. Any and all notices required or permitted hereunder shall be deemed to be received when (i) personally delivered to the recipient, (ii) upon receipt if delivered by means of a nationally-recognized overnight delivery service; or (iii) five (5) business days after mailing by certified or registered mail with proper first class postage affixed thereto to the Parties hereto, as follows:

             If to Seller:

                    Messrs. Mark and Alan Cohen
                    and Martin Kogon
                    950 Marietta Street, NW
                    Atlanta, Georgia  30318
                    Telephone:  (404) 874-7564
                    Facsimile:  (404) 885-7515

             With copies to:

                    Arnall, Golden & Gregory, L.L.P.
                    2800 One Atlantic Center
                    1201 West Peachtree Street
                    Atlanta, Georgia 30309
                    Telephone: 404-873-8602
                    Facsimile:  404-873-8603
                    Attention:   S. Jarvin Levison, Esq.

             If to Buyer:

                    Mr. Thomas J. Wiens, Chairman and Chief Executive Officer Recycling Industries, Inc.
                    Recycling Industries of Atlanta, Inc.
                    384 Inverness Drive South, Suite 211
                    Englewood, Colorado 80112
                    Telephone:  (303) 790-7372
                    Facsimile:  (303) 790-4252

             With a copy to:

                    Fabian & Clendenin
                    215 South State Street, 12th Floor
                    Salt Lake City, Utah 84111
                    Telephone:  (801) 323-2270
                    Facsimile:  (801) 596-2814
                    Attention:   David J. Lyon

     Any notice required to be made within a stated period of time shall be considered timely mailed if deposited before midnight of the last day of the stated period. Any Party may change the address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other Party notice in the manner set forth herein.

     Section 12.8 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Colorado.

     Section 12.9 DISPUTE RESOLUTION, CONSENT TO JURISDICTION AND VENUE. Any dispute among the Parties either with respect to the application of any provision of this Agreement or with respect to the performance by any party of his, its, or their respective duties, Obligations, and responsibilities hereunder shall be resolved in the following manner:

             12.9.1 Upon the written request of a Party, each of the Parties will appoint a designated representative who has not devoted substantial time to the subject in dispute whose task it will be to meet for the purpose of endeavoring to resolve such dispute.

             12.9.2 The designated representatives shall meet as often as the parties reasonably deem necessary in order to gather and furnish to the other all information with respect to the matter in issue which the parties believe to be appropriate and germane in connection with its resolution.

             12.9.3 Such representatives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding relating thereto.

             12.9.4 During the course of such negotiation, all reasonable requests made by one party to the other for non-privileged information reasonably related to the subject in dispute will be honored in order that each of the Parties may be fully advised of the other's position.

             12.9.5 The specific format for such discussions will be left to the discretion of the designated representatives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.

             12.9.6 If the designated representatives cannot resolve the dispute within thirty (30) days after the initial request to negotiate such dispute, then either Party may refer the dispute to the Judicial Arbitration & Mediation Service, Inc. ("JAMS"), Atlanta, Georgia, for a voluntary settlement conference and the other Party will be deemed to have consented to such conference. The Parties may alternatively request non-binding mediation or a binding settlement conference, but nothing contained herein and no course of dealing of the Parties shall require either Party to consent to any binding settlement conference or other binding arbitration. In the absence of agreement the procedure shall be non-binding mediation. If JAMS does not maintain an office in Fulton County at such time, then either party may request the American Arbitration Association to be substituted for JAMS.

             12.9.7 If the procedure set forth in subparagraph 12.19.6 above utilized by the Parties is a nonbinding procedure, then a Party who is not satisfied with the proposed resolution of the dispute may, after the expiration of not less than thirty (30) days from the date of the conclusion of the proceeding, initiate formal proceedings in the Superior Court of Fulton County, Georgia, or the United States District Court for the Northern District of Georgia for a judicial resolution of such dispute. Notwithstanding the foregoing, a Party may proceed to initiate formal proceedings in the Superior Court of Fulton County, Georgia, if there are less than thirty (30) days before the statute of limitations governing any cause of action relating to such dispute would expire.

             12.9.8 Except where clearly prevented by the subject in dispute, the Parties agree to continue performing their respective Obligations under this Agreement while the dispute is being resolved.

             12.9.9 Seller and the Shareholders on the one hand, and Buyer each represent and warrant to the other that it or they is/are not entitled, to immunity from judicial proceedings and agree that, should any party bring any judicial proceedings to enforce any Obligation or liability of the other under this Agreement, no immunity from such proceedings will be claimed by or on behalf of such other party or with respect to their assets or property. The parties agree that any suit, action or proceeding arising out of or relating to this Agreement may be instituted only in the Superior Court, Fulton County, Georgia or the Federal District Court for the Northern District of Georgia, they waive any objection which a party may have nor or hereafter to the laying of venue of any such suit, action or proceeding, and irrevocably consent and submit to the jurisdiction of such court in any such suit, action or proceeding.

             12.9.10 If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

     Section 12.10 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or in any way affect any rights arising by virtue of any prior or subsequent such occurrence.

     Section 12.11 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of time within which the judgment may be appealed.

     Section 12.12 EXPENSES. Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     Section 12.13  CONSTRUCTION.  Time is of the essence of this Agreement.
The language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     Section 12.14 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     Section 12.15 LITIGATION. In the event of litigation arising of or connected with the transactions contemplated by this Agreement, the prevailing Party in any such action shall be entitled to recover of the other Party all costs of court, including attorneys' fees and court costs.

     Section 12.16 SHAREHOLDERS AS PARTIES. A number of the provisions of this Agreement consist of agreements, representations, warranties and covenants of the Shareholders. Each Shareholder is, and shall be considered, for all purposes of this Agreement as a Party to this Agreement and each Shareholder, by the execution and delivery of this Agreement, agrees to be bound by the terms and conditions of this Agreement.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

                                    RECYCLING INDUSTRIES, INC.


                                    By:  /s/ Michael J. McCloskey
                                       -----------------------------------------
                                         Michael J. McCloskey, Vice President

                                    RECYCLING INDUSTRIES OF ATLANTA, INC.


                                    By:  /s/ Michael J. McCloskey
                                       -----------------------------------------
                                         Michael J. McCloskey, Vice President

                                    CENTRAL METALS COMPANY, INC.


                                    By:  /s/ Martin Kogon
                                       -----------------------------------------
                                         Martin Kogon, Chairman


     Each of the Shareholders hereby acknowledges that he is a party to this Asset Purchase Agreement and agrees to be bound by the terms hereof as provided in Section 12.16.


                                    /s/ Alan Cohen
                                    --------------------------------------------
                                    Alan Cohen


                                    /s/ Mark Cohen
                                    --------------------------------------------
                                    Mark Cohen


                                    /s/ Martin Kogon
                                    --------------------------------------------
                                    Martin Kogon

                                       EXHIBITS


                                          51